                           SCHEDULE 14A
                          (Rule 14a-101)
               INFORMATION REQUIRED IN PROXY STATEMENT
                        SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

X  Filed by the registrant
__ Filed by a party other than the registrant
   Preliminary proxy statement
X  Definitive proxy statement
__ Definitive additional materials
__ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     McDonnell Douglas Corporation
- -----------------------------------------------------------------------
          (Name of Registrant as Specified in Its Charter)
                          Steven N. Frank
- -----------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

__   $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-6(j)(2).
__   $500 per each party to controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
__   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

- -----------------------------------------------------------------------
  (2)  Aggregate number of securities to which transaction applies:

- -----------------------------------------------------------------------
  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- -----------------------------------------------------------------------
  (4)  Proposed maximum aggregate value of transaction:

- -----------------------------------------------------------------------
  X   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount previously paid:
       $125.00
- -----------------------------------------------------------------------
  (2)  Form, schedule or registration statement no.:
       Preliminary 1994 Proxy Statement, PRE 14A
- -----------------------------------------------------------------------
  (3)  Filing party:
       McDonnell Douglas Corporation, St. Louis, Missouri
- -----------------------------------------------------------------------
  (4)  Date filed:
       March 4, 1994
- -----------------------------------------------------------------------
       1                                              HARD COPY PG. 1
                    MCDONNELL DOUGLAS
           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
              To Be Held Friday, April 22, 1994

TO THE SHAREHOLDERS OF MCDONNELL DOUGLAS CORPORATION

The Annual Meeting of Shareholders of McDonnell Douglas Corporation (MDC, Company) will be held at nine o'clock on the morning of Friday, April 22, 1994, at MDC's Engineering Campus Auditorium (Bldg. 33) at Lindbergh Blvd. and McDonnell Blvd., in St. Louis County, Missouri.
The purpose of the meeting is to consider and vote upon:
1.   The election of five directors (page 2).
2.   A proposal to approve the 1994 Performance and Equity Incentive
Plan (page 21).
3. A proposal to amend and restate MDC's Charter to increase the number of authroized shares of common stock from 100,000,000 to 200,000,000 shares (page 28).
4. A proposal to reapprove the continuation of the MDC Salaried Employees' Savings Plan (page 30).
5. Ratification of the appointment of Ernst & Young as independent auditors for 1994 (page 33).
6. A shareholder proposal regarding conversion of assets to commercial use (page 33).
7. A shareholder proposal regarding the composition of the Nominating Committee (page 36).
8.   Such other matters as may properly come before the meeting.

   Shareholders of record at the close of business on March 4, 1994 will be entitled to receive notice of and to vote at the meeting and any adjournments thereof. The Annual Report for the year ended December 31, 1993 was mailed to such shareholders on March 18, 1994.

   Shareholders are cordially invited to attend the meeting. If you are a shareholder of record and plan to attend, please mark the appropriate box on the enclosed proxy card. If you are a shareholder whose shares are registered with a bank, brokerage firm, or other record holder and you plan to attend the meeting, please request an Admission Card by writing to MDC - Shareholder Services, Mail Code 1001240, at the address noted below. Evidence of your stock ownership, which you can obtain from your bank, stockbroker, or other record holder, must accompany your letter. To assure timely processing of your request, please mail your request for MDC's receipt by April 15, 1994. An admittance card in your name will be mailed to you promptly. Shareholders who do not have tickets may register at the door.

  Whether or not you expect to attend the meeting, the Board of Directors urges you to sign, date, and return the enclosed proxy in the envelope provided at your earliest convenience.

                             By order of the Board of Directors
                             F. MARK KUHLMANN
                             Secretary

P.O. Box 516
St. Louis, Missouri 63166-0516
(314) 232-0232 TELEX 44-857
March 18, 1994



       2                                                  HARD COPY PG. 2


                             MCDONNELL DOUGLAS
              P.O. Box 516, St. Louis, Missouri 63166-0516

                             PROXY STATEMENT
          Annual Meeting of Shareholders, Friday, April 22, 1994

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MDC for use at the Annual Meeting of Shareholders of MDC to be held on Friday, April 22, 1994 at 9:00 a.m., St. Louis time, at MDC's Engineering Campus Auditorium (Bldg. 33) at Lindbergh Blvd. and McDonnell Blvd., in St. Louis County, Missouri, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate mailing date of the form of proxy and Proxy Statement is expected to be March 18, 1994. Each holder of record of MDC common stock (MDC Stock) at the close of business on March 4, 1994 will be entitled to one vote for each share so held. There were 39,353,008 shares of MDC Stock outstanding on that date.

The presence at the meeting in person or by proxy of holders of a majority of the outstanding shares is necessary to constitute a quorum for the conduct of business. Shares represented by each duly signed proxy will be voted as directed by the shareholder on the reverse side of the proxy and, if no direction is given, such shares will be voted
FOR proposals 1 through 5 and AGAINST proposals 6 and 7 described in this Proxy Statement. Unless otherwise indicated, proxies marked "abstain" will be treated as present for purposes of determining a quorum for the meeting, but will not be counted as voting in respect of any matter as to which abstention is indicated. Proxies returned by brokers as "non-votes" on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the meeting will not be treated as present for purposes of determining a quorum for the meeting unless they are voted by the broker on at least one matter on the agenda. Unless other-wise indicated, such non-voted shares will not be counted for any purpose as to the matters for which non-vote is indicated on the broker's proxy.

1.        ELECTION OF FIVE DIRECTORS

The Company's Bylaws provide that the number of directors shall be thirteen and may be increased or decreased upon an affirmative vote of not less than 80% of the entire Board but shall never be less than three. In accordance with the Bylaws, the number of directors of the Company remains thirteen. One of the Company's directors, General Roscoe Robinson, passed away in July 1993. Gerald A. Johnston, having elected early retirement as an employee of the Company, will resign from the Board on March 31, 1994. In accordance with director retirement procedures, Julian B. Goodman and Sanford N. McDonnell, who have reached age 71, will retire from the Board at the 1994 Annual Meeting of Shareholders.

Five directors are to be elected at the Annual Meeting. The affirmative vote of a plurality of all the votes cast at a meeting at which a quorum is present is required for the election of each nominee. The nominees for directors are William H.
Danforth, M.D., Kenneth M. Duberstein, John F. McDonnell,

                                                    HARD COPY PG. 3

all of whom are incumbents; Beverly B. Byron, who became a director on January 11, 1994; and Ronald L. Thompson, a new nominee. The Board recommends that the nominees be elected for terms ending in 1997 and until their respective successors have been elected and qualify. After the election, two Board seats in the class of directors whose terms expire in 1995 will remain vacant. Pursuant to the Company's Charter, a majority of the directors in office may fill any vacancy that occurs for any cause other than an increase in the number of directors. As of the date of mailing of this proxy statement, the Board has not determined whom to propose as additional directors, but is in the process of identifying candidates. Proxies may not be voted for a greater number of persons than the number of nominees named.

The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by the Board of Directors.

MDC's Charter provides for division of the directors into three classes, each of which must consist, as nearly as possible, of one-third of the total number of directors. The principal occupations, directorships held and other information as of January 31, 1994 with respect to the nominees and all directors whose terms will continue after the Annual Meeting are shown on the following table.

To Be Elected for Terms Ending in 1997
- ------------------------------------------------------------------------

                   Beverly B. Byron          Director since 1994   Age 61

Photograph of      Former Congressional Representative, Maryland's Sixth
B. B. Byron        District in the House of Representatives from 1978
                   until 1992. From 1992 to mid 1993 appointed to the eight-member Defense Base Closure and Realignment
                   Commission. Director of Baltimore Gas and Electric
                   Company and UNC Incorporated.

- --------------------------------------------------------------------------

                  William H. Danforth, M.D.    Director since 1976  Age 67

Photograph of     Chancellor of Washington University, St. Louis, since
W. H. Danforth    1971.  Director of Ralston Purina Company.

- -------------------------------------------------------------------------
                  Kenneth M. Duberstein       Director since 1989   Age 49

Photogaph of      Chairman and Chief Executive Officer of The Duberstein
K. M. Duberstein  Group, Inc. (consulting firm) since July 1989.  White
                  House Chief of Staff 1988-1989. Director of PSI
                  Resources, Inc.
- -------------------------------------------------------------------------
                                                      HARD COPY PG. 4
To Be Elected for Terms Ending in 1997 (cont.)
- --------------------------------------------------------------------------
                  John F. McDonnell (1)       Director since 1973   Age 55

Photograph of     MDC Chairman and Chief Executive Officer since March 1988.
J. F. McDonnell   Director of Ralston Purina Company.  Deputy Chairman of
                  the Board of The Federal Reserve Bank of St. Louis.

- --------------------------------------------------------------------------
                  Ronald L. Thompson          New Nominee           Age 44

Photograph of     Chairman and Chief Executive Officer of GR Group,
R. L. Thompson    Incorporated (manufacturer of assemblies) since 1980.
                  Chairman and Chief Executive Officer of Midwest
                  Stamping Company (automotive parts supplier) since
                  1993.  Director of Illinois Power Company.

- ---------------------------------------------------------------------------
To Continue in Office  Until 1996
- ---------------------------------------------------------------------------
                  B.A. (Dolph) Bridgewater, Jr. Director since 1985  Age 59

Photograph of     Chairman and Chief Executive Officer of Brown Group, Inc.
B.A. Bridgewater  (footwear and speciality retailing) since 1985, President
                  1979-1987 and since January 1990. Director of Boatmen's
                  Bancshares, Inc., ENSERCH Corporation and FMC Corporation.

- ---------------------------------------------------------------------------
                  William E. Cornelius         Director since 1986   Age 62

Photograph of     Chairman and Chief Executive Officer of Union Electric
W. E. Cornelius   Company (electric utility) for more than four years
                  until his retirement in December 1993, President and Chief
                  Executive Officer 1984-1988.  Director of Boatmen's
                  Bancshares, Inc., General American Life Insurance Company,
                  GenCare Health Services, Inc., and Union Electric Company.

- ----------------------------------------------------------------------------
                  William S. Kanaga            Director since 1987   Age 68

Photograph of     Chairman of the public accounting firm of Arthur Young &
W. S. Kanaga      Company for more than five years prior to his retirement
                  in 1985.  Director of Value Line, Inc.






       5                                                     HARD COPY PG. 5

To Continue in Office Until 1996 (cont.)
- ----------------------------------------------------------------------------
                  George A. Schaefer            Director since 1990   Age 65

Photograph of     Chairman and Chief Executive Officer of Caterpillar, Inc.
G. A. Schaefer    (manufactuer of machinery) for more than five years prior
                  to his retirement in 1990. Director of Helmerich & Payne, Inc., Caterpillar, Inc., Aon Corporation and Morton
                  International, Inc.

- -----------------------------------------------------------------------------
To Continue in Office Until 1995
- -----------------------------------------------------------------------------
                  John H. Biggs                Director since 1989    Age  57

Photograph of     Chairman and Chief Executive Officer of Teachers Insurance
J. H. Biggs       & Annuity  Association of America and of College
                  Retirement Equities Fund (TIAA/CREF) (national teachers' pension fund) since January 1993. President and Chief
                  Operating Officer of TIAA/CREF from January 1989 to
                  January 1993. Chairman and Chief Executive Officer of Centerre Trust Co. of St. Louis 1988-1989, President and Chief Executive Officer 1985-1988. Trustee of
                  TIAA/CREF.  Director of Ralston Purina Company.

- ----------------------------------------------------------------------------
                  James S. McDonnell III(1)      Director since 1975  Age 58

Photograph of     MDC Vice President for more than five years prior to his
J.S. McDonnell    retirement in January 1991.  Director of Boatmen's Trust
                  Company.
- -----------------------------------------------------------------------------

(1) S. N. McDonnell is the cousin of J. S. McDonnell III and J. F. McDonnell, who are brothers.

     Julian B. Goodman was the Chairman and Chief Executive Officer of National Broadcasting Company, Inc. (national television network) for more than five years prior to his retirement in 1979. Sanford N. McDonnell has served as MDC Chairman Emeritus since March 1988 and as MDC Chairman and Chief Executive Officer from 1980 until his retirement in March 1988.

THE BOARD AND ITS COMMITTEES                     HARD COPY PG. 6

The Board of Directors held six regularly scheduled meetings and two telephonic meetings during 1993. Each incumbent director attended 87.5% or more of the aggregate of all Board meetings and meetings of committees of the Board of which the director was a member. The committees of the Board are the Audit Committee, the Corporate Responsibility Committee, the Executive Committee, the Management Compensation and Succession Committee, and the Nominating Committee.

Audit Committee

The Audit Committee consists of W. S. Kanaga (Chairman), J. H. Biggs,
B. B. Byron (effective January 29, 1994) and W. E. Cornelius. In accordance with MDC's Bylaws, each of these committee members is independent of management and free from any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment. This committee oversees MDC's financial reporting on behalf of the Board of Directors; recommends to the Board of Directors and the shareholders the independent auditors to perform the annual audit; reviews with the independent auditors the proposed scope of, fees for, and the results of the annual audit; reviews with the independent auditors, the internal auditors, and MDC management the financial reporting process, the system of internal controls, and the scope and results of independent and internal audits; considers the audit and non-audit services provided by the independent auditors, the proposed fees to be charged for each type of service, and the effect of non-audit services on the independence of the independent auditors; meets periodically with MDC's head of Internal Auditing and the independent auditors, without management present, to facilitate private communication on any subjects desired; and performs such other tasks as may be assigned to it from time to time by the Board. The committee met four times in 1993. Mr. Goodman and General Robinson served on this committee during 1993.

Corporate Responsibility Committee

The Corporate Responsibility Committee consists of J. B. Goodman (Chairman), B. B. Byron (effective January 29, 1994), K. M. Duberstein,
J. S. McDonnell III and S. N. McDonnell. This committee considers MDC's position on issues of corporate responsibility. The committee monitors and provides suggestions concerning MDC's programs for defining and implementing Standards of Ethics and Conduct, ethics training programs and related documents, and monitors and provides suggestions relative to environmental, worker health and safety, and other public issues of significance in these areas. The committee met two times in 1993. During 1993, General Robinson was a member of this committee. After J. B. Goodman and S. N. McDonnell retire from the Board at the 1994 Annual Meeting of Shareholders, K. M. Duberstein will become Chairman of this committee.

Executive Committee

The Executive Committee consists of S. N. McDonnell (Chairman),
B. A. Bridgewater, Jr., W. E. Cornelius, W. H. Danforth and J. F.
McDonnell. This committee has been delegated authority to exercise all powers of the Board in the intervals between meetings of the Board of











       7                                           HARD COPY PG. 7

Directors, except those powers delegated to other Board committees, and those which by statute, Charter, or Bylaws are reserved to the full Board. The committee met four times in 1993. After S. N. McDonnell retires from the Board at the 1994 Annual Meeting of Shareholders, J.
F. McDonnell will become Chairman of this committee.

Management Compensation and Succession Committee

The Management Compensation and Succession Committee consists of B. A. Bridgewater, Jr. (Chairman), J. H. Biggs, W. S. Kanaga and G. A. Schaefer. This committee monitors executive evaluation and development; recommends the staffing of senior positions; recommends to the full Board CEO succession; and has full power to administer the Company's executive compensation plans. Members of the committee are ineligible to participate in these plans. The committee is composed exclusively of directors who are not employees or former employees of the Company. The committee met six times in 1993.

Nominating Committee

The Nominating Committee consists of W. H. Danforth (Chairman), K. M. Duberstein, J. B. Goodman and G. A. Schaefer. In accordance with MDC's Bylaws, each of these committee members is independent of management and free from any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment. The committee proposes to the Board nominees for directors of MDC and members and chairmen of committees of the Board. It also makes recommendations to the Board concerning the structure, size, composition, and operation of the Board and its committees, and the qualification, compensation, and retirement policy of directors. The committee also recommends nominees to the boards of directors of MDC's principal wholly-owned subsidiaries. The Nominating Committee will consider recommendations for directors by shareholders who write to F. Mark Kuhlmann, Secretary, providing the name and a detailed biography of each prospective nominee. The committee met three times in 1993.

Compensation Paid to Board Members

Directors who are not corporate officers of MDC are each paid an annual retainer of $20,000, an attendance fee of $2,000 plus expenses for each regular and special meeting of the Board held during normal business hours, and $500 plus expenses for each dinner meeting. In addition, the chairman of each committee is paid a quarterly retainer of $750, other members of each of the committees are paid a quarterly retainer of $250, and committee chairmen and committee members are paid $800 plus expenses for each committee meeting attended. Corporate officers receive no remuneration for service as a director or as a member or chairman of a committee.

Non-employee directors also participate in the Deferred Compensation Plan for Non-Employee Directors (the "Non-Employee Director Plan"). The Non-Employee Director Plan allows members of the Board who are not employed by the Company to elect to receive, as an addition to their annual retainer, 100 shares of MDC Stock or an equivalent amount of cash. Both the stock and the cash are subject to restrictions on transfer and neither will vest until the director becomes disabled, resigns due to a conflict of interest, dies or retires from the Board in accordance with requirements established by the Board.

                                                     HARD COPY PG. 8


Nonvested restricted shares and cash awarded under the Non-Employee Director Plan are held by the Treasurer of the Company. Directors who elect to receive MDC Stock under the Non-Employee Director Plan will receive dividends on and exercise voting rights with respect to the
restricted shares.   Directors who elect to receive cash under the Non-
Employee Director Plan will not receive interest. Annual awards under the Non-Employee Director Plan will be paid within 60 days after each Annual Meeting of Shareholders.

In April 1992, MDC entered into a consulting agreement with Kenneth M. Duberstein to provide certain services in regard to an analysis of the disposition, by settlement or through litigation, of a matter involving MDC. Mr. Duberstein is paid a quarterly retainer of $20,000 and is reimbursed for expenses incurred on behalf of MDC. Effective June 1993, the consulting agreement was amended to expand the scope of Mr. Duberstein's services to include an additional matter. The amendment provides that his consulting fee for such additional services is $10,000 per month for the period of June 1993 through March 1994 and, thereafter, $10,000 for any month in which MDC notifies Mr. Duberstein that it requires his consulting services during that month.

                                                       HARD COPY PG. 9

OWNERSHIP OF MDC STOCK

The following table shows the beneficial ownership of MDC Stock as of January 31, 1994 by each director, each nominee, the Chief Executive Officer, the four other most highly compensated executive officers, all directors, nominees and executive officers of MDC as a group, and each person MDC believes holds more than 5% of the outstanding MDC Stock.

                                   Number of Shares       Percent of
        Name                        Beneficially          MDC Common
                                        Owned          Stock Outstanding
                                                              (1)
- ------------------------------------------------------------------------
John H. Biggs                       2,600  (2)                (3)
B. A. (Dolph) Bridgewater, Jr.      2,100  (4)                (3)
Beverly B. Byron                      200  (2)                (3)
John P. Capellupo                   2,935  (2)                (3)
William E. Cornelius                2,600  (2)                (3)
William H. Danforth, M.D.           1,870  (2)                (3)
Kenneth M. Duberstein                 600  (2)                (3)
Julian B. Goodman                   1,100  (2)                (3)
Robert H. Hood, Jr.                   652  (2)                (3)
Gerald A. Johnston                 10,057  (5)               .03%
Herbert J. Lanese                   2,128  (2)                (3)
William S. Kanaga                   2,100  (4)                (3)
James S. McDonnell III          1,282,340  (6)(7)           3.26%
John F. McDonnell               1,309,283  (2)(7)           3.33%
Sanford N. McDonnell                4,443  (2)               .01%
George A. Schaefer                  1,100  (2)                (3)
Ronald L. Thompson                      0                     ---

All directors, nominees and
executive officers as a group
(27 persons)                    2,646,223  (7)(8)           6.73%

The Chase Manhattan Bank, N.A.  7,690,281  (9)             19.55%

Oppenheimer Group, Inc.         1,977,163  (10)             5.03%

- ---------------------------------

(1) Rounded to nearest 1/100th of one percent.
(2) Shares as to which the director or executive officer has sole voting and dispositive power.
(3) Less than 1/100th of one percent.

                                                        HARD COPY PG. 10

(4) The director has sole voting and dispositive power for 100 shares. The remaining shares are held as joint tenant for which there is shared voting and/or dispositive power.
(5) G. A. Johnston has sole voting and dispositive power for 6,181 shares. The remaining shares are held as joint tenant for which there is shared voting and/or dispositive power.
(6) J. S. McDonnell III has sole voting and dispositive power for 1,275,682 shares. The remaining shares are held as a Co-Trustee for which there is shared voting and/or dispositive power.








(7) Excludes an additional 2,508,214 shares held by the James S. McDonnell Foundation and James S. McDonnell Charitable Trusts A and B, over which J. S. McDonnell III, 7701 Forsyth Blvd., St. Louis, Missouri 63105, and J. F. McDonnell, P. O. Box 516, St. Louis, Missouri 63166-0516 have shared voting and dispositive power and each is deemed to be the beneficial owner of such shares. Taking into account these shares, J. S. McDonnell III, J. F. McDonnell, and all directors, nominees and executive officers as a group beneficially own 9.64%, 9.71%, and 13.10%, respectively, of the MDC Stock outstanding.

(8) Includes shares as to which a director or executive officer has sole or shared voting or dispositive power.

(9) Shares held of record by The Chase Manhattan Bank, N.A., Chase Manhattan Center, Brooklyn, New York 11245, as Trustee under the Employee Savings, Investment and Thrift Plans and the Employee Payroll Stock Ownership Plan (PAYSOP) of MDC. The Trustee has dispositive power for these shares to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in each of these plans other than the PAYSOP may direct the Trustee how to vote his or her proportionate share of these shares. Shares for which the Trustee does not receive voting instructions on any issue or proposal will be voted for, against or in abstention in the same proportions as MDC Stock for which the Trustee receives voting instructions.

(10) Based on Schedule 13G dated February 1, 1994, shares held of record by Oppenheimer Group, Inc. ("Group"), Oppenheimer Tower, World Financial Center, New York, New York 10281 as a parent holding company on behalf of Oppenheimer LP and Group's subsidiary companies and/or certain investment advisory clients or discretionary accounts of such subsidiaries. Oppenheimer Group, Inc. has shared dispositive and voting power with respect to all such Shares.

EXECUTIVE COMPENSATION                            HARD COPY PG. 11

 The tables below provide information concerning the annual and long-term compensation for services rendered to MDC of those persons who at December 31, 1993 were (i) the Chief Executive Officer, and (ii) the other four most highly compensated executive officers of MDC based on salary and bonuses for 1993 (the Named Officers).

                                  SUMMARY COMPENSATION TABLE

                                       Annual Compensation
                         ------------------------------------------------
                                            (1)       (2)                         (2)(3)
Name and Principal                                 Other Annual   Total Annual   All Other
    Position            Year   Salary      Bonus   Compensation   Compensation  Compensation
- -----------------------------------------------------------------------------------------------------
                                C>
J. F. McDonnell         1993   $559,477    $495,100   $ ---     $1,054,577      $33,569
  Chairman and Chief    1992    501,166     184,400     ---        685,566       29,819
  Executive Office      1991    414,769     436,000                850,769

G. A. Johnston          1993    500,516     439,600      ---       940,116       30,042
  President and Chief   1992    446,896     155,700      ---       602,596       26,593
  Operating Officer     1991    365,119     364,000                729,119

J. P. Capellupo         1993    319,496     300,000    1,665       621,161       17,670
  Executive Vice        1992    273,474     120,200      727       394,401       16,279
  President             1991    229,323(4)  256,475(5)             485,798

R. H. Hood, Jr.         1993    352,942(4)  261,600    2,523       617,065        9,116
  President - Douglas   1992    326,857(4)   85,800    1,274       413,931       12,577
  Aircraft Company      1991    276,058(4)  190,000                466,058

H. J. Lanese            1993    339,150     277,300     ---        616,450       20,359
  Executive Vice        1992    298,108     125,000     ---        423,108       17,751
  President and Chief   1991    244,289     269,000                513,289
  Financial Officer
- ------------------------------

(1) Incentive compensation awards granted pursuant to MDC's Incentive Compensation Program are paid during the first three months of the year following the year to which such compensation relates. For example, 1993 includes those earned incentive compensation awards paid in 1994 for services rendered in 1993, all of which were paid in the form of cash.
(2) The Named Officers received certain perquisites, none of which exceeded the lesser of $50,000 or 10% of such officer's salary and bonus. In accordance with the transitional provisions of the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission (SEC), amounts of Other
Annual Compensation and All Other Compensation are excluded for 1991.
(3) Includes amounts contributed by MDC on behalf of the Named Officer under the Employee Savings Plan of McDonnell Douglas Corporation - Salaried Plan (Savings Plan) and the MDC Supplemental Executive Savings Plan (SESP). The SESP provides benefits which are not available to the

                                                      HARD COPY PG. 12

employees under the Savings Plan because of Internal Revenue Code limitations on annual compensation that may be considered for determining contributions to the Savings Plan.






(4) Salary includes area and mortgage differentials for the following persons in the amounts indicated: J. P. Capellupo - 1991: $15,693; R.
H. Hood, Jr. - 1991:  $46,289; 1992:  $44,845; 1993:  $34,588.
(5) Includes assignment pay (relating to Mr. Capellupo's relocation to St. Louis) in the amount of $32,475 in 1991.

Option Fiscal Year-End Values
- ------------------------------

None of the Named Officers were granted any stock options or stock appreciation rights (SARs) during 1993 or exercised any stock options during 1993 or held any stock options at December 31, 1993. The following table provides information with respect to SARs exercised during 1993 and unexercised SARs previously granted to the Named Officers under the Incentive Compensation Program of the MDC Incentive Award Plan which were outstanding on December 31, 1993.

                          AGGREGATED SAR EXERCISES IN LAST FISCAL YEAR
                               AND FISCAL YEAR-END SAR VALUES

- ---------------------------------------------------------------------------------------------------
                 No. of Shares              Number of Unexercised         Value of Unexercised
                 of MDC Stock                 Cash SARs at          In-the-Money Cash SARs at
                 Underlying                 December 31, 1993          December 31, 1993 (2)
                 Cash SARs    Value       ------------------------------------------------------
     Name        Exercised  Realized(1) Exercisable  Unexercisable  Exercisable Unexercisable
- ----------------------------------------------------------------------------------------------------

J. F. McDonnell      --         --           --           --              --          --

G. A. Johnston    33,004   $1,635,475      2,718          --           $46,886        --

J. P. Capellupo      --         --           --           --              --          --

R. H. Hood, Jr.    4,464     $122,760        --           --              --          --

H. J. Lanese      11,892     $606,492        --           --              --          --

- ----------------------------------

(1) Represents the difference between the closing price of MDC Stock on the date of exercise and the exercise price of the SARs.
(2) Represents the difference between the closing price of MDC Stock on December 31, 1993 and the exercise price of the cash SARs. Under the Incentive Compensation Program, an employee who elects to receive an incentive compensation award in SARs rather than cash has the right, upon expiration of the SARs, to receive the same number of shares of MDC Stock he or she would have received but for the election to receive SARs.




       13                                             HARD COPY PG. 13
Long-Term Incentive Plan Awards
- -------------------------------
The following table provides information concerning awards made during 1993 to the Named Officers under the Long-Term Incentive Program (LTIP) of the MDC Incentive Award Plan.

               LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR
- ------------------------------------------------------------------------------
                                                      Estimated Future Payouts
                                                        Under Non-Stock
                                                        Price-Based Plans (2)
                                                      -----------------------------
                   Number of        Performance Period
    Name      Performance Shares(1)   Until Payout(1)  Threshold #   Maximum #
- ----------------------------------------------------------------------------
J. F. McDonnell     12,000            1993-1996            600        12,000

G. A. Johnston      10,000            1993-1996            500        10,000

J. P. Capellupo      6,000            1993-1996            300         6,000

R. H. Hood, Jr.      6,000            1993-1996            300         6,000

H. J. Lanese         6,000            1993-1996            300         6,000
- -----------------------------

(1) Performance Shares represent the right to receive a share of MDC Stock or the cash value thereof determined based on the average of the composite closing price for MDC Stock as reported in The Wall Street Journal (the Closing Market Price) for each of the last 10 trading days of the Performance Period. The Performance Period begins on February 26, 1993 and ends on February 28, 1996.
(2) There is no LTIP payout unless the total return on MDC Stock during the Performance Period (change in market price plus cash dividends which are assumed to be reinvested) (the MDC Stock Return) exceeds the average of the total return on the common stock of a group of peer companies during the Performance Period (calculated on the same basis) (the Peer Group Stock Return). The amount of any LTIP payout depends upon the extent to which the MDC Stock Return exceeds the Peer Group Stock Return. If the MDC Stock Return exceeds the Peer Group Stock Return, a participant in LTIP will receive a minimum of 5% (or such other percentage as the Management Compensation and Succession Committee determines) of the Performance Shares awarded; the maximum payout is the number of Performance Shares granted.

Retirement Income Plans
- ------------------------
Substantially all employees of MDC and its subsidiaries participate in one of the various retirement plans maintained by MDC and its subsidiaries. All executive officers participate in MDC's Retirement Income Plan for Salaried Employees (Retirement Plan), which is a qualified defined benefit pension plan.

The following table shows the annual benefit payable under the Retirement Plan for the life of the retiree and with no payments thereafter to a survivor, upon retirement at age 65, for employees in the salary classifications and with the years of service under the

                                                       HARD COPY PG. 14

Retirement Plan as specified. The present maximum annual Primary Insurance Amount (PIA) Social Security benefit that was used in computing the offset included in the benefits set forth in the table is $13,512. The benefits set out in the table are payable from the Retirement Plan to the limits permitted under the Internal Revenue Code of 1986, as amended; thereafter, any additional benefit will be paid under the Supplemental Employee Retirement Income Plan (SERIP).

                              PENSION PLAN TABLE
Assumed Final
5-Year Average
Annual Compensation   Estimated Annual Retirement Benefits for Years of Service Indicated
- --------------------------------------------------------------------------------------------------
                    15 Years    20 Years     25 Years     30 Years     35 Years     40 Years
                    --------    --------     --------     --------     --------     --------
     $300,000       $ 64,460    $ 85,946     $107,433     $128,920     $150,744     $173,244

      500,000        109,460     145,946      182,433      218,920      255,744      293,244

      800,000        176,960     235,946      294,933      353,920      413,244      473,244

    1,200,000        266,960     355,946      444,933      533,920      623,244      713,244

Employer contributions to the Retirement Plan are on an aggregate basis with no separate identity as to amounts paid or set aside with respect to individuals. Generally, subject to certain exceptions and technical definitions, the formula under the Retirement Plan for computing monthly benefits payable at normal retirement (age 65) for the life of the retiree and with no payments thereafter to a survivor is: 1.5% of an employee's highest average monthly salary for five consecutive years of the employee's last ten years of service multiplied by years of employment while covered by the Retirement Plan, minus 1.5% of monthly
PIA Social Security benefits multiplied by up to a maximum of 33-1/3 years of employment while covered by the Retirement Plan. Salary covered by the Retirement Plan generally includes regular base salary, certain commissions, and awards made under the Incentive Compensation Program. Compensation reported in the table on page 11 includes compensation not covered by the Retirement Plan. As of November 28, 1993 (end of Retirement Plan year), compensation covered by the Retirement Plan and the SERIP for 1993 for each individual listed in the table on page 11 and, parenthetically, the current five-year average annual compensation and the current number of years of salaried employment under the Retirement Plan for each such individual, was as follows: J. F. McDonnell - $739,213 ($728,653; 32 years); G. A. Johnston - $652,014
($627,097; 37 years); H. J. Lanese - $461,570 ($448,695; 4 years); J.
P. Capellupo - $437,244 ($356,355; 33 years); R. H. Hood, Jr. -
$401,349 ($375,661; 20 years).



       15                                                HARD COPY PG. 15

                   MANAGEMENT COMPENSATION AND SUCCESSION
                 COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

  Under the direction of the Committee, MDC has developed and implemented compensation policies, plans, and programs designed to attract, motivate, reward and retain key management, technical and professional employees who contribute to the success of MDC; and closely link management compensation and equity ownership opportunity to Company performance and enhancement of shareholder value.

  In developing compensation plans and setting compensation levels, the Committee has examined compensation and plans offered by other Fortune 100 companies, including companies in the S & P Aerospace Defense index (the Comparative Companies), and has retained and considered the recommendations of compensation consultants.

  The balance of this report:

1. Describes the MDC Executive Compensation Program and the basis for 1993 management base salaries, incentive awards, and long-term incentives;

2.   Discusses the 1993 compensation of the Chief Executive Officer
(the CEO); and

3. Outlines briefly proposed changes to the compensation program for 1994 and thereafter, that are described in detail elsewhere in this Proxy Statement.

Executive Compensation Program

  The 1993 compensation program consists of two parts: annual target cash compensation (which consists of base salary and annual incentives) and long-term incentives. Annual and long-term incentive awards are made under MDC's Incentive Award Plan which was approved by MDC shareholders in 1986. The Committee is aware that in the future a portion of the CEO's and other executive officers' compensation may be non-deductible under Section 162(m) of the Internal Revenue Code. The Committee is endeavoring, however, to maximize deductibility of compensation to the extent practicable while maintaining competitive compensation.

Annual Compensation

  The Committee has established the Performance Sharing Plan (the PSP) pursuant to MDC's Incentive Award Plan, under which the annual incentive compensation of its executive officers and approximately 1,000 other employees is determined. During the first quarter of each year, the Committee establishes base salary and the formula which is applied to the base salary for determining the target incentive award; Target Compensation is the sum of these two amounts.





       16                                            HARD COPY PG. 16
Base salaries are established based on the value of the job determined with reference to salaries paid to executives of the Comparative
Companies who perform similar duties and a subjective evaluation of the executive's performance in the job determined with reference to the executive's achievement of goals established as described below. Management in each business unit prepares strategic, financial and operational goals together with timelines for accomplishment. Strategic goals focus on such factors as new product development and business initiatives; financial goals include criteria such as operating earnings, return on net assets and cash flow. Operational goals include factors such as productivity and quality management, workplace diversity, management development and environmental management. These goals cascade within each organizational component, culminating in the formation of individual performance goals specific to salaried employees. Accomplishments against individual goals are evaluated on an interim basis at mid-year and, on a final basis, at year-end; these are documented and approved in accordance with MDC's continuous performance improvement process.

  While target incentive awards were determined during the first quarter of 1993, the amount of incentive compensation actually earned by employees was determined by the Committee after year-end and paid in March 1994. The amount of earned incentive compensation was based upon (i) the performance of each executive against his or her goals during the year and (ii) the performance of MDC and the executive's business unit in relation to the following three Performance Factors, which were weighted as indicated: cash flow (30%); return on net assets
(RONA), adjusted for unusual accounting and operational items (40%); and improvements in total quality management as measured by the Malcolm Baldrige Award criteria, which relate primarily to internal and external customer satisfaction and process management (30%). Each of the Performance Factors was measured against an objective standard:
RONA and cash flow for MDC and the executive's business unit were measured against the target amounts included in MDC's Annual Operating Plan, which was approved by the Board of Directors; and improvements in total quality management were measured by comparing target scores established by the Committee early in the year with the results of a total quality management assessment conducted by internal and external examiners who followed criteria and scoring procedures generally in accordance with those specified by the Malcolm Baldrige Foundation.
The amount of earned incentive compensation related to cash flow and total quality management was capped at two times the target incentive compensation, but earned incentive compensation related to RONA had no limit.

  As was the case in 1992, Target Compensation established for 1993 for MDC's executive officers was generally lower than the median compensation paid to officers of the Comparative Companies with comparable responsibilities. The Committee believes this was appropriate in view of the personnel reductions, compensation restraint, asset sales, tight cash management and general climate of austerity throughout MDC at the time the 1993 Target Compensation was established. The Target Compensation for executive officers in 1993 increased an average of 5% over 1992. The base salary portion of Target Compensation of executive officers increased an average of 13% from 1992 to 1993, while the target incentive award portion of their Target Compensation decreased from 32% in 1992 to 27% in 1993. The



       17                                         HARD COPY PG. 17

allocation of a larger percentage of Target Compensation to base salary was intended by the Committee to bring the executive officers' base salaries more in line with, but still generally below, the median base salaries paid to comparable officers of the Comparative Companies while not significantly increasing Target Compensation.

  Because MDC's cash flow and RONA exceeded the 1993 Annual Operating Plan targets and improvements in total quality management exceeded the targets established by the Committee, the executive officers as a group earned an average of 204% of their 1993 target incentive award, compared to 85% for 1992, and salary plus earned incentive compensation paid to the executive officers increased by 43% over 1992 levels.
This improved performance was driven by improvements in MDC's cash flow; debt reduction of more than $1 billion; earnings per share in excess of MDC's projections; and significant increases in MDC's total quality management score. RONA for 1993 was above the Operating Plan target for each business unit due to increased operating income and reduced assets, and cash flows were above targeted levels primarily due to improved results of operations. All MDC business units exceeded their respective goals for improvement in total quality management. Each of these factors contributed to an increase in MDC's stock price from $48.25 at the end of 1992 to $107 at the end of 1993. All incentive compensation paid in 1994 to the executive officers based on 1993 services was paid in cash.

Long-Term Incentive Compensation

  Long-Term Incentive Awards (LTI Awards) are granted by the Committee under the Long-Term Incentive Program (LTIP) established pursuant to MDC's Incentive Award Plan. LTI Awards are earned only to the extent that MDC stock yields a total return superior to the average total return on the common stock of a group of competitive aerospace companies designated by the Committee during a performance period established by the Committee of from two to five years. There are currently five aerospace companies in the group, each of which is included in the Comparative Companies. The Committee believes that comparing stock price performance to this peer group rather than the Comparative Companies produces a more appropriate evaluation of performance. LTIP awards have generally been granted only to those management employees with greater levels of responsibility who are expected to have a substantial impact on the Company's ability to achieve its strategic, financial and operational goals and objectives. As a result, the number of participants in this program has been much smaller than the number of participants in the PSP annual incentive compensation program. The Committee compares the LTIP participants' Target Compensation and currently outstanding LTI Awards to the compensation paid to officers performing similar services for the Comparative Companies when it determines the size of LTI grants. The Committee granted LTI Awards to each of the officers named in the Summary Compensation Table of this Proxy Statement in March 1993 with current performance periods of three years. No compensation was paid under LTI Awards expiring in 1993 because the total return on MDC stock during the performance period for such awards was less than the average annual total return on the common stock of the peer companies.




       18                                             HARD COPY PG. 18

The Committee recommends that the LTIP be phased out, and replaced with the plan referred to in the last two paragraphs of this report, and discussed on pages 21 through 28 of this Proxy Statement. Accordingly, the performance period of all outstanding LTI Awards, other than those originally scheduled to end in 1994, was reduced in late 1993 by the Committee from four years to three years to accommodate this transition. Although the performance period for the LTI Awards was shortened, the performance criterion (i.e., superior MDC Stock return) was left unchanged.


Compensation of the Chief Executive Officer

  The Chief Executive Officer's (CEO) Target Compensation and earned annual incentive compensation are determined in the same manner as described above. In setting CEO compensation, the Committee considers competitive CEO compensation practices of the Comparative Companies and the relationship of the CEO's compensation to that paid to MDC's other senior executives. The CEO's Target Compensation for 1993 was $820,000, which was a 2.5% increase from 1992. The CEO's base salary portion of Target Compensation increased approximately 12% to $570,000 from 1992 to 1993, while his target incentive award portion of Target Compensation decreased by approximately 14% to $250,000. The allocation of a larger percentage of Target Compensation to base salary was intended by the Committee to bring the CEO's base salary more in line with, but still generally below, the median base salaries paid to the CEO's of the Comparative Companies while not significantly increasing the Target Compensation. This was considered appropriate in view of the previously described need for austerity.

  In establishing the CEO's 1993 final incentive compensation (which was paid in March 1994), the Committee considered the CEO's substantial attainment of individual goals during 1993, and the Company's exceptional performance in relation to the three Performance Factors. The CEO's earned incentive compensation for 1993 was $495,100, bringing his total compensation for the year to $1,054,577, an increase of 54% from total compensation paid for services performed in 1992. The CEO's final 1993 incentive compensation was 198% of his target incentive award, compared to 63% for 1992. Because the CEO did not receive an LTIP grant in 1989 maturing in 1993, he would not have been eligible to receive a long-term incentive award payout in 1993 if one had occurred.


Proposed Changes to Long-Term Incentive Compensation

  Subject to obtaining shareholder approval, the Board of Directors has approved the Committee's recommendation that MDC adopt the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan. As discussed in more detail on pages 21 through 28 of this Proxy Statement, in addition to the types of awards permitted by the current Incentive Award Plan, including the issuance of options, stock appreciation rights, performance shares and cash awards, the new plan will permit the Committee to grant restricted stock and other types of cash and stock-based awards, providing the Committee with greater flexibility to provide performance based long-term compensation. The Committee initially intends to utilize the Plan in part to modify the


                                                       HARD COPY PG. 19


long-term incentive element of executive pay by awarding shares of restricted stock to key executives, up to one-half of which, or in the case of the CEO and the President all of which, will be subject to forfeiture if the Company does not achieve substantial return on net asset targets.

  The Committee views this new Plan as an important mechanism to align long-term management incentives closely with McDonnell Douglas
Corporation's long-term performance and shareholder value, and strongly recommends its adoption by the shareholders.


              MANAGEMENT COMPENSATION AND SUCCESSION COMMITTEE

                     B. A. Bridgewater, Chairman
                           J. H. Biggs
                           W. S. Kanaga
                          G. A. Schaefer
































       20                                             HARD COPY PG. 20

PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Management Compensation and Succession
Committee Report on Executive Compensation set forth above shall not be incorporated by reference into any such filings.

Set forth below is a line graph comparing the cumulative total shareholder return on MDC Stock against the cumulative total return of the Standard & Poor's Composite-500 Index and the Standard & Poor's Aerospace/Defense Index. The graph is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. The other indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of MDC Stock.



              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                 (MDC, S & P 500, S & P Aerospace/Defense)


(The table below contains the data points used in the Performance Graph which appears in the printed Proxy Statement.)

FISCAL YEAR       S&P AEROSPACE
  ENDED             & DEFENSE      MCDONNELL DOUGLAS  S&P 500
- --------------------------------------------------------------
1988                   $100.00        $100.00         $100.00
1989                   $118.17        $ 84.54         $131.69
1990                   $123.35        $ 57.13         $127.59
1991                   $147.46        $110.45         $166.47
1992                   $155.13        $ 75.03         $179.15
1993                   $201.78        $169.47         $197.21


Source:  S & P Compustat Services, Inc.

Assumes that the value of the investment in MDC Stock and each index was $100 on December 31, 1988 and that all dividends were reinvested.









       21                                             HARD COPY PG. 21

CERTAIN LITIGATION

     On May 4, 1993, Pierre Haber filed an action in the U. S. District Court for the District of Columbia against the Company, its directors and certain of its officers. The defendants include all incumbent directors other than Beverly B. Byron.  The complaint is purportedly brought, in part, as a class action seeking compensatory damages in an unspecified amount and injunctive relief for alleged violations of the SEC's proxy rules.
The complaint alleges that proxy statements, annual reports to shareholders, and periodic reports filed with the SEC contained false and misleading statements and omitted adverse material facts relating to the Company's contract for the development and production of the C-
17 Airlifter cargo aircraft for the U. S. Air Force.  These allegations are based principally on information contained in the Department of
Defense Inspector General's report, which is described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.
The complaint is also purportedly brought as a derivative action on behalf of the Company against its directors and certain officers, seeking compensatory and punitive damages for claimed breaches of fiduciary duty relating to that contract.  The action has been transferred on the defendants' motion to the U.S. District Court for the Eastern District of Missouri. In accordance with Maryland law, MDC's Charter and its Bylaws, certain expenses relating to the litigation have been advanced on behalf of the directors and officers named in the
complaint.   The Company believes that the outcome of this action will
not have a material adverse effect on its financial position.

2.   PROPOSAL TO APPROVE PERFORMANCE AND EQUITY INCENTIVE PLAN

     The Board of Directors has adopted, and submits for shareholder approval, the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan (the PEIP). THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE PEIP. Proxies will be so voted unless shareholders specify otherwise in their proxies. A majority of shares represented in person or by proxy which are entitled to be voted at the Annual Meeting is required for adoption of this proposal. Proxies marked "abstain" will be treated as a vote against the proposal only for the purpose of determining whether the PEIP has been approved for Section 16 of the Securities Act of 1934 (Section 16) purposes; for all other purposes, proxies marked "abstain" will not be counted as voting in respect of the matter. A copy of the PEIP is attached as Exhibit A to this Proxy Statement. The summary of the PEIP which appears below is qualified by reference to the full text of the plan.

     The Company has adopted the PEIP to seek to enhance the profitability and value of the Company for the benefit of its shareholders by providing equity ownership opportunities and performance based incentives to better align the interests of officers and key employees with those of shareholders. The PEIP is also designed to enhance the profitability and value of the Company for the benefit of its shareholders by providing stock and cash awards to attract, retain and motivate officers and other key employees who make important contributions to the success of the Company.

     In 1986, MDC's shareholders approved the McDonnell Douglas
Corporation Incentive Award Plan (IA Plan). As of March 10, 1994, of the 2.5 million shares of MDC Stock authorized to be issued under the

                                                      HARD COPY PG. 22

IA Plan, MDC had issued approximately 262,000 shares and an additional 218,142 shares would have been issued if all outstanding options were exercised and all outstanding long-term incentive awards were fully paid. No awards which may cause the Company to issue additional shares of MDC Stock have been made under the IA Plan since that date and, if PEIP is approved by the shareholders, the Company will cease to issue new stock awards under the IA Plan.

     One of the primary purposes of the PEIP is to provide performance based incentives. As discussed below, while some of the shares of MDC
Stock issued under the PEIP will not be performance based, it is anticipated that a significant amount of such shares will be payable to participants solely on account of the attainment of performance goals. Set forth below is a description of the principal features of the PEIP and the benefits that the Company has either granted under the PEIP, subject to shareholder approval, or currently anticipates granting.

General Plan Provisions

     The PEIP provides for the award of benefits (collectively, Benefits) of various types, including stock options (Options), stock appreciation rights (SARs), restricted shares of MDC Stock (Restricted Stock), performance shares (Performance Shares), cash awards, and other stock-based awards. The number of shares of MDC Stock which may be issued in connection with Benefits will not exceed 1,900,000 shares.
No more than 250,000 of such shares may be granted to any one individual. An individual's shares may be awarded in the form of Options, SARs, Restricted Stock, Performance Shares or in any combination thereof. On March 10, 1994, the closing price of MDC
Stock was $119.50.

     The PEIP is administered by the Company's Management Compensation and Succession Committee (the Committee) which consists of three or more members of the Board of Directors who are "disinterested persons" as defined in Rule 16b-3 (Rule 16b-3) under the Securities Exchange Act of 1934 (Exchange Act) and "outside directors" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the Code). The Committee may amend the PEIP at any time. However, the Committee may not amend the PEIP without shareholder approval if such amendment would (i) cause options which are intended to qualify as incentive stock options to fail to qualify as such, (ii) cause the PEIP to fail to meet the requirements of Rule 16b-3, or (iii) violate applicable law. No Benefit may be granted under the PEIP on or after the tenth anniversary date of the date the PEIP is approved by the Company's shareholders, but Benefits granted prior to such tenth anniversary may extend beyond that date.

     The Committee's discretion to grant Benefits includes the right to issue up to 25,000 shares of MDC Stock per year which are not performance based. Since one of the primary purposes of the PEIP is to provide performance based incentives, not less than 40% of the shares of MDC Stock in excess of this amount which may be issued or sold or for which Options, SARs or Performance Shares may be granted under the PEIP in any fiscal year of the Company shall be payable solely on account of the attainment of performance goals established by the Committee at the time such Benefit is granted. Such performance goals will be based on one or more of the following performance based criteria: return on net assets, return on assets, return on equity, return on capital, return on revenues, cash flow,

                                                      HARD COPY PG. 23

book value, MDC Stock price performance (including Options and SARs tied solely to appreciation in the fair market value of the shares), earnings per share of MDC Stock, price earnings ratio, or total quality management score calculated generally in accordance with criteria and scoring procedures in accordance with those specified by the Malcolm Baldrige Foundation. The Committee will determine in advance whether these performance goals will be measured on a Company-specific basis or in comparison with peer group performance.

     Under the PEIP, the Committee may grant Benefits at such times, in such amounts, and to such recipients as the Committee may determine. Benefits may be awarded, however, only to employees of the Company and its affiliates. The amendment or termination of the PEIP will not adversely affect any Benefit granted prior to such amendment or termination. However, any Benefit may be modified or canceled by the Committee if and to the extent permitted by the PEIP or applicable agreement or with the consent of the participant to whom such Benefit was granted.

     Options may be either incentive stock options (ISOs) or non-qualified stock options (NQSOs). For both ISOs and NQSOs, the option price will be no less than the fair market value of the shares of MDC Stock at the time the Option is granted. The other terms of Options will be determined by the Committee, and, in the case of Options intended to qualify as ISOs, will meet all requirements of Section 422 of the Code.

     SARs are the right to receive an amount equal to the appreciation in value of one share of MDC Stock from the time the SAR is awarded until the time the grantee elects to receive payment. Participants who elect to receive payment of an SAR will receive an amount in cash, MDC Stock, or any combination of cash or MDC Stock, as determined by the Committee.

     Restricted Stock is subject to forfeiture until certain conditions have been fulfilled and/or a period of time has elapsed. Grants of Restricted Stock shall be made at such cost as the Committee shall determine and may be issued for no monetary consideration, subject to applicable state law. Such shares are non-transferable until all restrictions have been satisfied. At the discretion of the Committee, the grantee may or may not be entitled to voting and dividend rights with respect to the Restricted Stock from the date of grant.

     Performance Shares are the right to receive MDC Stock or cash equal to the fair market value of the MDC Stock at a future date. Generally, such right will be based upon the attainment of one or more targeted performance goals. The maximum cash award that may be granted to an individual in any fiscal year of the Company may not exceed in the aggregate the greater of $500,000 or 50% of his or her cash compensation, e.g., base salary and annual incentive compensation, (excluding the amount of any such cash award) paid in such year. The Committee may also grant other awards which may be valued in whole or in part by reference to, or otherwise based on, MDC Stock.

     If an Option or SAR expires or is terminated, surrendered, or canceled without having been fully exercised, if Restricted Stock or Performance Shares are forfeited, or if any other conditions result in any MDC Stock not being issued, the unused shares of MDC Stock covered by any such Benefit shall again be available for grant under the PEIP to any participant who is not subject to Section 16. If there is any change in MDC Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger,

                                                       HARD COPY PG. 24

consolidation, reorganization, combination or exchange of shares, or any other similar transaction, the number of shares of MDC Stock available for grant under the PEIP or subject to, or granted pursuant to, a Benefit and the price thereof, as applicable, will be appropriately adjusted by the Committee.

     Except as may be provided in an applicable agreement, any Benefit may be converted, modified, forfeited, or canceled, or the restrictions or conditions applicable to such Benefit waived or accelerated, prospectively or retroactively, in whole or in part, by the Committee, but (unless the participant has acted in a manner contrary to the best interests of the Company or an affiliate of the Company) no such action may impair the rights of a participant without his or her consent. The occurrence of a Change of Control, as defined in Section 2.1(f) of the PEIP, will not limit the Committee's authority to take any such action.

     Awards may be granted by the Committee in tandem. However, no Benefit except an SAR may be granted in tandem with an ISO. The Committee will not permit the repricing of Options by any method, including by cancellation and reissuance. Upon the exercise of an Option or in the case of any other Benefit that requires a payment to the Company, payment may be made either (i) in cash, or (ii) with the consent of the Committee, (a) by the surrender of all or part of a Benefit (including the Benefit being exercised), (b) by the tender to the Company of MDC Stock owned by the participant having a fair market value equal to the amount due to the Company, (c) in other property, or
(d) by any combination of the foregoing. At the time any Benefit granted under the PEIP is distributed or exercised, the Company may withhold, in cash or in shares of MDC Stock, any amount necessary to satisfy withholding requirements applicable to such distribution.

     Unless otherwise determined by the Committee or specified in an applicable agreement, Benefits will not be transferable other than by beneficiary designation, will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order, and will be exercisable during the participant's lifetime only by such participant; except that, no ISO may be transferred or assigned pursuant to a qualified domestic relations order or exercised, during a participant's lifetime, by the participant's guardian or legal representative.

   Benefits Granted Under the Plan

     Under the PEIP, all employees of the Company are eligible to participate. The Committee has not yet determined how many employees are likely to ultimately participate in the PEIP. The Company initially intends to utilize the PEIP to grant Performance Accelerated Restricted Stock (PARS Awards) to select senior officers and key employees and One-Time Restricted Stock Awards (One-Time Awards) to a broader group of employees who are not executive officers.

     In January 1994, the Committee granted PARS Awards, subject to shareholder approval of the PEIP. The PARS Awards have been granted as long-term incentive compensation to approximately 110 key employees who have had, and are expected to continue to have, a significant role in improving the profitability and value of the Company for the benefit of its shareholders. The PARS Awards are grants of Restricted Stock, one-half of which are subject to forfeiture after six years if the Company does not achieve specified average return on net asset (RONA) targets during the 1994-1999 fiscal years. Vesting of the other half of the

                                                       HARD COPY PG. 25

Restricted Stock is contingent on the participant's continued service to the Company or an affiliate of the Company for the six-year period. Vesting of all or part of the shares, however, may be accelerated to 1997 if the Company achieves specified average RONA targets during the 1994-1996 fiscal years. Recipients of PARS Awards will be entitled to voting rights and dividends, which may be held in escrow in certain circumstances. When restrictions lapse on a PARS Award granted to an officer of the Company who is subject to Section 16, the Company is required to withhold shares in an amount equal to that officer's estimated federal, state and local tax obligations, plus any additional withholding requirements. The following table shows PARS Awards which have been granted subject to shareholder approval of the PEIP:

                                                Number of
                                  Dollar        Shares of
     Name                         Value (1)     MDC Stock
- ---------------------------------------------------------
J. F. McDonnell                 $1,140,000         10,000
G. A. Johnston                          --             --
J. P. Capellupo                    570,000          5,000
R. H. Hood, Jr.                    456,000          4,000
H. J. Lanese                       570,000          5,000
Executive Officer as a Group     4,389,000         38,500
Non-Executive Officer
Employee Group                   7,216,200         63,300
- ------------------------------
(1)  Based on $114.00 per share closing price of MDC Stock on date of grant, January 28, 1994.


     While all employees of MDC and its affiliates are eligible to participate in the PEIP, only certain key employees described above will initially receive PARS Awards. From time to time, the Committee intends to reward significant accomplishments by its employees who have not received PARS Awards by granting One-Time Awards. The One-Time Awards will be grants of Restricted Stock, the vesting of which is contingent on the recipient's continued service to the Company or its affiliates for a period specified at the time of the grant. The One-Time Awards are intended to recognize and reward significant accomplishments and encourage continued efforts by the Company's employees. The Committee has awarded, subject to shareholder approval of the PEIP, One-Time Awards to two employees who are not executive officers for an aggregate of 3,000 shares of MDC Stock having a value of $342,000.

Federal Income Tax Consequences

     The following is a summary of certain federal income tax consequences of the PEIP. Any time a distribution is made under the PEIP, whether in cash or in shares of stock, the Company may withhold from such payment any amount necessary to satisfy federal and state

                                                      HARD COPY PG. 26

income tax withholding requirements with respect to the distribution. Such withholding may be in cash or in shares of stock.

  Deductibility of Benefits. All Company deductions for PEIP Benefits are limited by Section 162(m) of the Code which generally limits the Company's deduction for non-performance based compensation to $1 million per year for the Company's CEO and its other four most highly compensated officers. Section 162(m) was adopted in 1993 and the Internal Revenue Service has recently issued proposed regulations for comment.
The Company believes that those shares of Restricted Stock subject to the

PARS Agreement granted in January 1994 that are subject to forfeiture if specified RONA targets are not met (i.e., all of the shares granted to the Chairman and Chief Executive Officer and one-half of the shares granted to other participants) should qualify as performance based compensation and not be subject to the Section 162(m) deduction limit.

  Incentive Stock Options. Although included in the calculation of the Alternative Minimum Tax (AMT), discussed below, an optionee does not recognize income on the grant of an ISO. If an optionee exercises an ISO in accordance with the terms of the Option and does not dispose of the shares acquired within two years from the date of the grant of the Option nor within one year from the date of exercise, the optionee will not realize any income by reason of the exercise, and the Company will be allowed no deduction by reason of the grant or exercise. The optionee's basis in the shares acquired upon exercise will be the amount paid upon exercise. (See the discussion below for the tax consequences of the exercise of an Option with stock already owned by the optionee.) Provided the optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, his gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of his gain or loss will be the difference between the amount realized on the disposition of the shares and his basis in the shares.

     If an optionee disposes of the shares within two years from the date of grant of the Option or within one year from the date of exercise (Early Disposition), the optionee will realize ordinary income at the time of such Early Disposition which will equal the excess, if any, of the lesser of (i) the amount realized on the Early Disposition, or (ii) the fair market value of the shares on the date of exercise, over the optionee's basis in the shares. The Company will be entitled to a deduction in an amount equal to such income. The excess, if any, of the amount realized on the Early Disposition of such shares over the fair market value of the shares on the date of exercise will be long-term or short-term capital gain, depending upon the holding period of the shares. If an optionee disposes of such shares for less than the optionee's basis in the shares, the difference between the amount realized and the optionee's basis will be a long-term or short-term capital loss, depending upon the holding period of the shares.

     The excess of the fair market value of the shares at the time the ISO is exercised over the exercise price for the shares is an item of preference (Stock Option Preference) for AMT purposes. AMT is an additional tax calculation (with 26/28% rates) using the normal tax calculation and adjusted for preference items and exemption amounts.

  Non-Qualified Stock Options. An optionee does not recognize income at the time of the grant of the Option; the optionee recognizes ordinary income upon the exercise of a NQSO in an amount equal to the









       28                                               HARD COPY PG. 27

difference between the fair market value of the stock on the date of exercise of the Option and the amount of cash paid for the stock. As a result of the optionee's exercise of an NQSO, the Company will be entitled to deduct as compensation an amount equal to the amount included in the optionee's gross income. The Company's deduction will be taken in the Company's taxable year in which the Option is exercised. The excess of the fair market value of the stock on the date of exercise of an NQSO over the exercise price is not a Stock Option Preference.

  Use of Shares to Exercise Option. If the optionee exercises an Option by surrendering stock already owned by such optionee (Old
Shares), the following rules apply:

     1. To the extent the number of shares acquired (New Shares) exceeds the number of Old Shares exchanged, the optionee will recognize ordinary income on the receipt of such additional shares (provided the Option is not an ISO) in an amount equal to the fair market value of such additional shares less any cash paid for them and the Company will be entitled to a deduction in an amount equal to such income. The basis of such additional shares will be equal to the fair market value of such shares (or, in the case of an ISO, the cash, if any, paid for the additional shares) on the date of exercise and the holding period for such additional shares will commence on the date the Option is exercised.

     2. Except as provided below, to the extent the number of New Shares acquired does not exceed the number of Old Shares exchanged, no gain or loss will be recognized on such exchange, the basis of the New Shares received will be equal to the basis of the Old Shares surrendered, and the holding period of the New Shares received will include the holding period of the Old Shares surrendered. However, under proposed regulations promulgated by the Internal Revenue Service, if the optionee exercises an ISO by surrendering Old Shares, the holding period for the New Shares will begin on the date the New Shares are transferred to the optionee for purposes of determining whether there is an Early Disposition of the New Shares and, if the optionee makes an Early Disposition of the New Shares, such optionee will be deemed to have disposed of the New Shares with the lowest basis first. If the optionee exercises an ISO by surrendering Old Shares which were acquired through the exercise of an ISO or an option granted under an employee stock purchase plan, and if the surrender occurs prior to the expiration of the holding period applicable to the type of option under which the Old Shares were acquired, the surrender will be deemed to be an Early Disposition of the Old Shares. The federal income tax consequences of an Early Disposition are discussed above.

     3. If the Old Shares surrendered were acquired by the optionee by exercise of an ISO, then, except as provided in 2 above the exchange will not constitute an Early Disposition of the Old Shares.

     4. Based upon prior rulings of the Internal Revenue Service in analogous areas, it is believed that if an optionee exercises an ISO and surrendered Old Shares and if such optionee disposes of the New Shares received upon exercise within two years from the date of the





       29                                             HARD COPY PG. 28

grant of the Option or within one year from the date of exercise, the following tax consequences would result:

          (i) To the extent the number of new Shares received upon exercise does not exceed the number of Old Shares surrendered, the disposition of the New Shares will not constitute an Early Disposition (unless the disposition is a surrender of the New Shares in the exercise of an ISO).

          (ii) The disposition of the New Shares will constitute an Early Disposition to the extent the number of New Shares received upon exercise and disposed of exceeds the number of Old Shares surrendered.

  Stock Appreciation Rights. Recipients of SARs do not recognize income upon the grant of such rights. When a participant elects to receive payment of an SAR, the participant recognizes ordinary income in an amount equal to the cash and fair market value of shares of Common Stock received, and the Company is entitled to a deduction equal to such amount.

  Restricted Stock and Performance Shares. Grantees of Restricted Stock and Performance Shares do not recognize income at the time of the grant of such stock. However, when shares of Restricted Stock are no longer subject to a substantial risk of forfeiture or when Performance Shares are paid, grantees recognize ordinary income in an amount equal to the fair market value of the stock less, in the case of Restricted Stock, the amount paid, if any, for the stock. Alternatively, the grantee of Restricted Stock may elect to recognize income upon the grant of the stock and not at the time the restrictions lapse. The Company is entitled to deduct an amount equal to the fair market value of the stock at the time the grantee recognizes income related to the grant.

  Cash Awards, Dividends and Dividend Equivalents. Cash awards, dividends and dividend equivalent payments are taxable as ordinary income when paid. The Company is entitled to deduct the amount of a cash award, dividends on Restricted Stock and dividend equivalent payments when such amounts are taxable to the recipient.

  Change of Control. If there is an acceleration of the vesting or payment of Benefits and/or an acceleration of the exercisability of Options upon a Change of Control, all or a portion of the accelerated benefits may constitute "Excess Parachute Payments" under Section 280G of the Code. The employee receiving an Excess Parachute Payment incurs an excise tax of 2% of the amount of the payment in excess of the employee's average annual compensation over the five calendar years preceding the year of the Change of Control and the Company is not entitled to a deduction for such excess amount.

     The foregoing summary of the federal income tax consequences of the PEIP is based on the Company's understanding of present federal tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

3.   PROPOSAL TO INCREASE AUTHORIZED COMMON STOCK

     By resolution dated March 10, 1994, the Board of Directors adopted a resolution declaring it advisable and in the best interests of MDC to amend MDC's Charter to increase the number of shares of stock that MDC has the authority to issue to an aggregate of 210 million shares, of

                                                    HARD COPY PG. 29

which 200 million shares would be common stock, $1.00 par value per share, and directed that the amendment be submitted to a vote of the shareholders at the Annual Meeting. The proposed revised first sentence of Article SEVENTH of MDC's Charter is set forth as Exhibit B to this Proxy Statement.

     MDC's Charter currently authorizes the issuance of up to 110,000,000 shares, consisting of 100,000,000 shares of common stock, $1.00 par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share. As of March 10, 1994, the Company had 39,399,923 shares of common stock and no shares of preferred stock outstanding. In addition, as of the same date approximately 8,355,000 shares of common stock were reserved for issuance as follows:
approximately 4,217,000 shares for issuance under the Company's employee savings plans and other award plans; approximately 2,238,000 shares for issuance under the MDC Incentive Award Plan (the IA Plan);
and, subject to shareholder approval, 1,900,000 shares for issuance under the MDC 1994 Performance and Equity Incentive Plan (the PEIP). If the PEIP is approved by the shareholders at the Annual Meeting, the Company will cease to issue new stock awards under the IA Plan and the reserve for issuance under the IA Plan will be reduced to 218,142, representing the number of shares that the Company would be required to issue if all outstanding options and long-term incentive awards previously granted under the IA Plan are exercised or are paid. If the PEIP is not approved by the shareholders at the Annual Meeting, the reserve for the PEIP will be eliminated.

     The Board of Directors believes that it is in the best interests of the Company and its shareholders to increase the number of authorized shares of common stock in order to have additional shares available for issuance to meet a variety of business needs as they may arise and to enhance the Company's flexibility in connection with possible future actions. These business needs and actions may include stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions of property, funding of product programs or businesses, or other corporate purposes. Although the Board periodically considers transactions such as those listed above, it currently does not have plans to issue any significant amount of such common stock, except as described in the preceding paragraph.

     The authorized shares of common stock in excess of those presently issued will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by MDC's shareholders, except as may be required by applicable laws or regulations. The Board does not intend to issue any stock except on terms or for reasons which the Board deems to be in the best interests of the Company. Because the holders of MDC's common stock do not have preemptive rights, the issuance of common stock otherwise than on a pro-rata basis to all current shareholders would reduce the current shareholders' proportionate interests. However, in any such event, shareholders wishing to maintain their interests may be able to do so through normal market purchases. Any future issuance of common stock will be subject to the rights of holders of outstanding shares of any preferred stock which MDC may issue in the future. While the issuance of shares in certain instances may have the effect of forestalling a hostile takeover, the Board does not intend or view the increase in authorized common stock as an anti-takeover measure, nor is the Company aware of any proposed or contemplated transaction of this type.
                                                      HARD COPY PG. 30

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND MDC'S CHARTER TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE. Proxies will be so voted unless shareholders specify otherwise in their proxies. The affirmative vote of holders of two-thirds of the outstanding shares of common stock is required for approval of this proposal. Consequently, any shares not voted (whether by abstention or broker non-votes) will have the same effect as votes against the proposed amendment to MDC's Charter. If this proposal is approved by the shareholders, it will become effective upon the filing of Articles of Amendment and Restatement with the State Department of Assessments and Taxation of Maryland, which will occur as soon as reasonably practicable after approval.


4.   REAPPROVAL OF SALARIED EMPLOYEES' SAVINGS PLAN

     The Company has several savings plans under which eligible employees may have a portion of their wages contributed and invested in one or more investment or money market funds. One such plan is the Employee Savings Plan of McDonnell Douglas Corporation - Salaried Plan (the Savings Plan).

     The Securities and Exchange Commission regulations adopted under
Section 16 of the Securities Exchange Act of 1934 (Section 16) provide the Company's officers who are subject to Section 16 with additional flexibility to engage in transactions permitted by the Savings Plan if the plan has been approved by the Company's shareholders and has not been materially amended since shareholder approval was obtained. The Savings Plan was last approved by the shareholders in 1972. During the last 22 years, the Savings Plan has been amended on numerous occasions in accordance with its terms to reflect tax law changes and for other reasons. While the Company does not believe that the Savings Plan has been materially amended for Section 16 purposes by these modifications, the Board of Directors believes it is prudent to resubmit the Savings Plan for shareholder approval to remove any doubt. The Savings Plan will continue in its current form notwithstanding the outcome of this proposal--reapproval is sought only to address potential uncertainties regarding certain future Savings Plan transactions executed by officers who are subject to Section 16.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO REAPPROVE THE SAVINGS PLAN. Proxies will be so voted unless shareholders specify otherwise in their proxies. A majority of shares represented in person or by proxy which are entitled to be voted at the Annual Meeting is required for adoption of this proposal. Proxies marked "abstain" will be treated as a vote against the proposal.

  General Plan Provisions

     Salaried employees of MDC and its subsidiaries (Employing Companies) who are in covered employment are eligible to participate in the Savings Plan after they have completed (i) 30 days of continuous employment in the case of employees regularly scheduled to work at least 20 hours per week, or (ii) one year of service in all other cases. Participants may have 1% to 14% of their eligible compensation contributed to the Savings Plan each week, either through deferral on a

                                                      HARD COPY PG. 31

pre-tax basis, payroll deduction on an after-tax basis, or a combination of both. After six months of continuous employment, each participant's Employing Company also contributes an amount equal to 75% of the participant's contributions which do not exceed 8% of eligible compensation. Employing Company contributions may be made either in cash or MDC Stock.

     Contributions to the Savings Plan are held in a trust fund by The Chase Manhattan Bank, N.A., as trustee under the MDC Master Savings Trust Agreement, and are credited to individual accounts for each participant. A participant's pre-tax and after-tax contributions each week are each invested as directed by the participant in one or two of the following four funds: Fund A, which consists of bonds, mortgages, real estate, preferred stocks, and other fixed income investments; Fund B, which consists of common stocks indexed to approximate the Standard & Poor's 500 Composite Stock Index; Fund C, which consists of short-term money market securities; and Fund D, which consists of MDC Stock. Participants may change their investment directions at any time. Once every 13 weeks participants may transfer all or part of their vested balances in Funds A, B, and C to any of the other three funds; participants who are at least age 50 may also transfer amounts attributable to their pre-tax and after-tax contributions in Fund D to the other three funds once every 13 weeks. Employing Company contributions are currently invested in Fund D, and may not be transferred to the other funds. If contributions are made in the form of cash, the trustee may acquire MDC Stock either from MDC or through open market purchases.

     Amounts attributable to participants' pre-tax and after-tax contributions are vested (i.e., nonforfeitable) at all times. Participants with at least five years of service, and participants who terminate employment under certain circumstances (e.g., after attaining age 65 or as the result of layoff, divestiture, disability or death), are vested in the value of their Employing Company contributions. Forfeitures resulting from the termination of nonvested participants are used to reduce future Employing Company contributions.

     Contributions by or on behalf of each participant are subject to various limits under the Internal Revenue Code. The amount which may be allocated under the Savings Plan and all other qualified individual account plans maintained by MDC and its subsidiaries for any participant in any plan year may not exceed the lesser of $30,000 or 25% of compensation. The amount of annual compensation which may be considered for determining contributions to the Savings Plan for any participant is limited to $235,840 for the plan year which began on November 29, 1993; the compensation limit will be reduced to $150,000 for the plan year beginning November 28, 1994, and will be adjusted for cost-of-living increases thereafter. The amount which may be contributed by or on behalf of highly compensated participants may be limited by nondiscrimination tests. A participant's pre-tax contributions for any calendar year may not exceed limits established by the Internal Revenue Service ($9,240 for 1994).

     While employed, participants may withdraw the value of their after-tax contributions and vested Employing Company contributions at any time. Amounts attributable to pre-tax contributions may be withdrawn prior to termination only in the event of financial hardship or after attainment of age 59-1/2. Employing Company contributions for participants who make a withdrawal are generally suspended for 26 weeks. Subject to various conditions and limits, participants may also

                                                      HARD COPY PG. 32

borrow from amounts attributable to their pre-tax and after-tax contributions and repay such amounts through payroll deduction. Participants may request a distribution of their entire vested account balance at any time after termination of employment; however, upon attainment of age 65, or termination if later, that amount generally must be distributed within 90 days. If the participant dies, distribution will be made to the participant's beneficiary. Withdrawals and distributions from Funds A, B and C will generally be paid in cash. Amounts invested in Fund D will be paid in the form of MDC Stock, unless that would be fewer than 100 shares; in that case, the participant may elect to receive cash in lieu of MDC Stock.

     Each participant may direct the trustee how to vote his or her proportional share of the MDC Stock in Fund D. MDC Stock for which the trustee does not receive voting instructions on any issue or proposal will be voted for, against or in abstention in the same proportions as MDC Stock for which the trustee receives voting instructions. In the event of a tender offer for MDC Stock, each participant may elect to have the trustee tender all or part of his or her proportional share of the MDC Stock in Fund D.

     The Company may, at any time, amend the Savings Plan in any manner, or terminate the Savings Plan, provided that any such amendment or termination does not adversely affect participants' rights with respect to prior benefits. Employing Company contributions become vested in the event the Savings Plan is terminated.

     Upon written or oral request, the Company will provide without charge a copy of the Savings Plan to any shareholder. Requests should be directed to Shareholder Services, McDonnell Douglas Corporation, Mailcode 1001240, P.O. Box 516, St. Louis, Missouri 63166-0516, telephone (314) 232-6282.

  Benefits Granted Under the Plan

     Of the approximately 38,000 salaried employees of MDC who were eligible to participate in the Savings Plan, approximately 30,000 were participating as of March 1, 1994. During 1993, the following
Savings Plan participants received the Employing Company contributions listed below:

                                        Dollar
         Name                           Value
- -------------------------------------------------
     J. F. McDonnell                  $ 13,138
     G. A. Johnston                     13,111
     J. P. Capellupo                     9,412
     R. H. Hood, Jr.                     3,915
     H. J. Lanese                       13,013
     Executive Officers as a Group     115,310
     Non-Executive Officer          71,699,800
     Employee Group


                                                      HARD COPY PG. 33

5.   RATIFICATION OF APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT
     AUDITORS FOR 1994

The Board of Directors has appointed Ernst & Young as independent auditors to audit the financial statements of MDC and its subsidiaries for 1994, subject to ratification by the shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS. Proxies will be so voted unless shareholders specify otherwise in their proxies. A majority of shares represented in person or by proxy which are entitled to be voted at the Annual Meeting is required for adoption of this proposal. If the shareholders do not approve the proposal, the selection of independent auditors will be reconsidered by the Audit Committee.

Ernst & Young (or its predecessor firm, Ernst & Whinney) has audited MDC's financial statements for many years. During 1993, Ernst & Young performed the audit services involved in the examination of MDC's consolidated financial statements. Audit services included reviews of quarterly consolidated financial statements, reviews of financial and related information included in filings with the Securities and Exchange Commission and for employee benefit plans, and consultation on matters pertaining to accounting and financial reporting. A representative of Ernst & Young is expected to be present at the Annual Meeting to answer appropriate questions and to make a statement if the representative so desires.

6.   A SHAREHOLDER PROPOSAL REGARDING CONVERSION OF ASSETS TO COMMERCIAL USE

The following organizations, which own a total of 8,740 shares of record, submit the proposal set forth below: Adorers of the Blood of Christ, 2 Pioneer Lane, Red Bud, Illinois 62278-9749; Brothers of Christian Schools, 2101 Rue de la Salle, Glencoe, Missouri 63038; Franciscan Sisters of Mary, 1100 Bellevue Avenue, St. Louis, Missouri 63117; Glenmary Home Missioners, P.O. Box 465618, Cincinnati, Ohio 45246; Missionary Oblates of Mary Immaculate, 159 Moore Street, Lowell, Massachusetts 01852; Sisters of Loretto, 590 E. Lockwood, Webster Groves, Missouri 63119; St. Mary's Institute, 204 North Main Street, O'Fallon, Missouri 63366; School Sisters of Notre Dame, 320 East Ripa Avenue, St. Louis, Missouri 63125-2897; Sisters of St. Joseph of Carondelet, 6400 Minnesota Avenue, St. Louis, Missouri 63111-2899; and Sisters of Mercy of the Americas, 2039 North Geyer Road, St. Louis, Missouri 63131.

WHEREAS the end of the Cold War provides opportunities to:

1.   convert to more stable commercial production;

2. convert high-tech military industry to environmental and other socially beneficial technologies; and

3.   choose sustainable development.

WHEREAS when the Cold War began, the Department of Defense funded basic research and marketing for computers and electronic and information-

                                                       HARD COPY PG. 34

processing technologies. However, for the past twenty years, almost 80% of all federal research and development money has been directed to narrowly applied military projects. Government-picked industrial winners were arms manufacturers and federal loan guarantees supported foreign military sales.

WHEREAS these practices have weakened our industrial base, our international trade position and our capacity to compete.

WHEREAS as course correction:

1. in 1993, the federal Technology Reinvestment Project (TRP) invested $500,000,000 in development and deployment of military technology into commercial fields;

2. since 1988, the National Technology Transfer Center (NTTC) strengthens competitiveness of U.S. industry, assuring rapid and productive access to marketable technologies and promoting collaboration between companies and federal laboratories in commercialization of technological products, processes and services;

3. the National Institute of Standards and Technology (NIST) facilitates manufacturing excellence and transfer of military technology into marketable commercial product designs.

WHEREAS McDonnell Douglas Corporation has developed and deployed narrow military applications in such fields as laser research, computer mapping and composite materials.

WHEREAS management commitment to convert these narrow military applications is essential to a strong U.S. industrial base.

THEREFORE BE IT RESOLVED the shareholders request the Board of Directors to report to all shareholders within one year of McDonnell Douglas's 1994 annual meeting:

1. Steps taken toward technology transfer from military to commercial deployment and development, including descriptions of conversion plans and funding sources;

2. Strategies taken to identify community needs; employees' ideas and finance and market opportunities and to utilize employee experience;

3. Brief descriptions of projects for which McDonnell Douglas has applied for funding from NIST or TRP or participation in NTTC; number of employees in the planning process;

4.   Analysis of successes and failures; and

5. Membership in state and/or local government economic conversion task forces.

This report should be prepared at reasonable cost and omit proprietary information.

                                                     HARD COPY PG. 35

                           SUPPORTING STATEMENT

     Infrastructure repair, mass transit, renewable energy and environmental technologies represent new market opportunities for McDonnell Douglas. These potential products build on the company's productive competence and meet community needs. Frankly, the resolution proponents are appalled by military industry calls for a $5,000,000,000 loan guarantee for foreign military sales to poor nations because ultimately the U.S. will pay for foreign wars while further degrading the U.S. military base.

     The religious bodies who propose this resolution have confidence in the capabilities of our employees to design and manufacture new products to meet new demands. We do not intend to confront but to invite company disclosure of current conversion efforts. We believe conversion is the optimal approach for shareholder, community, workforce and management. If you agree, please support this resolution by voting YES.

                    MANAGEMENT'S OPPOSING STATEMENT

     For the following reasons, the Board recommends a vote AGAINST this proposal.

     These proposals are simply variations on proposals made by some or all of the same proponents over the last decade regarding the Company's involvement in the manufacture and sale of military products. At each meeting the shareholders have rejected such proposals by a large majority of the shares voted.

     The current proposal assumes that the defense business is singularly unstable and that the interests of MDC's employees and shareholders and of the nation would be best served by moving MDC out of businesses in which it has long been a leader into other undefined businesses in which it may have no experience. There are ample opportunities for us within the aerospace industry. Although we have demonstrated our commitment to appropriate forms of diversification, including commercial aerospace and space systems, we believe it would be inappropriate to reduce our participation in the defense industry.

     MDC is proud to be in the forefront of corporations providing products and technologies used in the defense of the U. S. and its allies. We believe that our continued success in this field will, better than any possible alternative course, provide substantial and long-lasting benefits to our shareholders, our employees, the communities in which we operate, and our nation. The Board believes that MDC became the nation's largest defense contractor by becoming a highly optimized organization. As a matter of fact, airframe companies have made numerous highly publicized attempts to diversify in the past. With almost no exceptions, the results (including MDC's attempts at diversification) have not been successful. Furthermore, MDC expects to win a growing share of the still large and critically important U.S. defense market. In a shrinking market, we have the advantage of having programs already in production and readily upgradable. In addition, our sales of combat aircraft to allied nations, which have averaged $1 billion per year over the past three years, should be growing in the next few years as a result of a string of recent successes in international competitions. Consequently, the Board believes that MDC is strongly positioned as one of the handful of clear winners in the continuing shakeout within the defense industry and that a significant transfer of our efforts from the defense industry would be a fundamental and risk-laden change in the basic nature of the corporation.



       38                                                 HARD COPY PG. 36

     FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL. Proxies will be so voted unless shareholders specify otherwise in their proxies. A majority of shares represented in person or by proxy which are entitled to be voted at the Annual Meeting is required for adoption of this proposal.

  7. A SHAREHOLDER PROPOSAL REGARDING COMPOSITION OF NOMINATING COMMITTEE

The New York City Employees' Retirement System, c/o Elizabeth Holtzman, Comptroller of the City of New York, Municipal Building, New York, New York 10007-2341, which owns 55,810 shares of MDC Stock, submitted the following proposal.

WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which, to the extent allowed, shall have certain designated authority, and

WHEREAS, we believe that directors independent of management are best qualified to act in the interest of shareholders and can take steps necessary to seek, nominate and present new directors to shareholders, and

WHEREAS, we believe the selection of new directors is an area in which inside directors may have a conflict of interest with shareholders, and

WHEREAS, we believe that an increased role for the independent directors would help our company improve its long-term financial condition, stock performance and ability to compete, NOW THEREFORE BE IT

RESOLVED, that the shareholders request the company establish a Nominating Committee to recommend candidates to stand for election to the board of directors. The Committee shall be composed solely of independent directors. For these purposes, an independent director is one who: (l) has not been employed by the Company or an affiliate, in an executive capacity within the last five years; (2) is not, and has not been, a member of a company that is one of this company's paid advisors or consultants, (3) is not employed by a significant customer or supplier; (4) does not, and did not, have a personal services contract with the company; (5) is not employed by a tax-exempt organization that receives significant contributions from the company;
(6) is not a relative of the management of the company; (7) has not had any business relationship that would be required to be disclosed under Regulation S-K. Also, to the extent possible within the standards stated above, no individual shall serve on the Committee in the year preceding the expiration of that individual's term as a director. The Committee's responsibilities shall include establishing procedures for the nominating process and developing for board approval the criteria for nomination.




       39                SUPPORTING STATEMENT                  HARD COPY PG. 37

As long-term shareholders we are concerned about our company's prospects for profitable growth. This proposal is intended to strengthen the process by which nominees are selected. We believe that this will strengthen the board of directors in its role of advising, overseeing and evaluating management.

We urge you to vote FOR this proposal.

                    MANAGEMENT'S OPPOSING STATEMENT

     For the following reasons, the Board recommends a vote AGAINST this proposal.

     This proposal is substantially the same as a proposal submitted by the same shareholder in 1993, which the shareholders defeated. In July 1993, MDC amended its bylaws to require that members of its Nominating Committee "be independent of management and free from any relationships that, in the opinion of the Board, would interfere with the exercise of independent judgment." MDC's Nominating Committee, therefore, is comprised of four members all of whom are non-management directors. Thus, this proposal is in large part moot.

     The proponent, however, has used a broader, more restrictive definition of Nominating Committee member independence than that which is generally used by public companies. The Board believes that the proposal could result in automatically eliminating qualified Board members from serving on the Nominating Committee. The Board believes that it is not in MDC's or the shareholders' best interests to tie the hands of the Board unnecessarily by forcing them to use mechanical determinations of committee composition rather than prudent business judgment.

     Finally, in considering the Board's position, it should be noted that in addition to MDC's Nominating Committee which is comprised of four non-management members, eleven of MDC's thirteen directors are non-management directors; MDC's Audit Committee is comprised of four members, all of whom are non-management directors; and MDC's Management Compensation and Succession Committee is comprised of four members, all of whom are non-management directors.

     The Board believes that the composition of MDC's Nominating
Committee is independent of management.

     FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. Proxies will be so voted unless shareholders specify otherwise in their proxies. A majority of the shares represented in person or by proxy which are entitled to be voted at the Annual Meeting is required for the adoption of this proposal.

8.   OTHER MATTERS

MDC management does not know of any other matters which may come before the meeting. However, if any other matters do properly come before the meeting, the persons named as proxies intend to vote upon them in accordance with their best judgment.



       40                                             HARD COPY PG. 38

SHAREHOLDER PROPOSALS

Under the Company's Bylaws, in order for a shareholder to nominate a candidate for director, timely notice must be received by the Company in advance of the meeting. Ordinarily such notice must be received not less than 60 nor more than 90 days before the first anniversary of the preceding year's Annual Meeting. However, if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be received not earlier than the 90th day prior to the Annual Meeting and not later than the later of (i) the 60th day prior to the date set for the Annual Meeting or (ii) the tenth day following the date on which the date set for the Annual Meeting is first announced publicly. In certain cases, notice may be delivered later if the number of directors to be elected to the Board is increased. Any shareholder filing a notice of nomination must include certain information about the nominee, as well as the name and address of the shareholder and the number of shares of MDC Stock held by the shareholder.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by MDC within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and any interest the shareholder has in such business.

In each case the notice described above must be given to F. Mark Kuhlmann, Secretary, McDonnell Douglas Corporation, P.O. Box 516,
St. Louis, Missouri 63166-0516. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

The foregoing requirements are separate from and in addition to the SEC's requirements that a shareholder must meet to have a proposal included in the Company's proxy statement. Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by MDC by November 19, 1994 for inclusion in its Proxy Statement and form of Proxy for such meeting. Any such proposals should be sent to F. Mark Kuhlmann at the address set forth in the preceding paragraph. Upon receipt of any proposal, MDC will determine whether to include such proposal in accordance with regulations governing the solicitation of proxies.

CERTAIN TRANSACTIONS WITH MANAGEMENT

One executive officer of the Company was indebted to the Company during 1993 in an amount in excess of $60,000. The Company made a shared appreciation loan to R. H. Hood, Jr. on April 29, 1989 in the principal amount of $665,000. The loan was one of several made to assist key employees who transferred to Douglas Aircraft Company in purchasing new homes in California. Each such loan is secured by a Second Deed of Trust on the employee's residence. No installments of principal or interest are due on the loans until the earliest of: (i) the date the employee ceases to use the new home as his principal residence; (ii) the date on which he transfers part or all of his interest in the residence; (iii) the date his employment with MDC terminates other than by death; (iv) one year after his death; (v) acceleration of the maturity date; or (vi) thirty years after the loan was made. When the loan becomes due, the employee is required to pay MDC its Proportionate Share (as defined in the loan documents) of the fair market value of the employee's residence. MDC's Proportionate Share is approximately


                                                      HARD COPY PG. 39

the ratio of the loan amount to the purchase price of the residence.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Directors, executive officers, and greater than ten percent shareowners are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company's review of the copies of such forms it has received, or written representations from certain reporting persons that no Form 5s were required for these persons, the Company believes that all its directors, executive officers, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1993 except for the following inadvertent omissions: (i) C. J. Dorrenbacher, who retired from the Company on January 29, 1993, did not file a report with respect to one post-retirement transaction on a timely basis and (ii)
R. H. Hood, Jr. did not file two reports with respect to two transactions on a timely basis. When these inadvertent omissions were discovered, both individuals promptly filed the appropriate reports.

SOLICITATION OF PROXIES

The solicitation of this proxy is made by the Board of Directors of the Company. Proxies for the Annual Meeting of Shareholders will be solicited by mail and may also be solicited by MDC directors, officers, and employees, personally or by telephone or telegraph. Such persons will not be specially compensated for such service. D. F. King & Co., Inc. has been retained for solicitation of proxies for a fee of $10,000 plus reasonable out-of-pocket expenses. Brokerage houses, custodians, nominees and fiduciaries also will be requested to forward proxy materials to the beneficial owners of shares held of record by such persons and will be reimbursed for their expenses. The entire cost of solicitations will be borne by MDC. Any shareholder giving a proxy may revoke it by (i) communicating such revocation in writing prior to the meeting to F. Mark Kuhlmann, Secretary, McDonnell Douglas Corporation, P.O. Box 516, St. Louis, Missouri 63166-0516, (ii) duly executing and delivering a proxy bearing a later date, or (iii) attending the meeting and casting a contrary vote.



                                   By order of the Board of Directors


                                   F. MARK KUHLMANN
                                   Secretary

March 18, 1994













































       43                                             HARD COPY PG. 40
                            EXHIBIT A

                     MCDONNELL DOUGLAS CORPORATION
                1994 PERFORMANCE AND EQUITY INCENTIVE PLAN

                            ARTICLE I
                        NAME AND PURPOSE

     1.1  Name.  The name of this Plan is the "McDonnell Douglas
Corporation 1994 Performance and Equity Incentive Plan."

     1.2 Purpose. The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by providing equity ownership opportunities and performance based incentives to better align the interests of officers and key employees with those of shareholders. The Plan is also designed to enhance the profitability and value of the Company for the benefit of its shareholders by providing stock and cash awards to attract, retain and motivate officers and other key employees who make important contributions to the success of the Company.

                            ARTICLE II
               DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

     2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

          (a) Affiliate. A Parent, or Subsidiary of the Company or any other entity designated by the Committee in which the Company owns at least a 50% interest (including, but not limited to, partnerships and joint ventures).

          (b) Agreement. The document which evidences the grant of any Benefit under the Plan and which sets forth the Benefit and the terms, conditions and provisions of, and restrictions relating to, such Benefit.

          (c) Benefit. Any benefit granted to a Participant under the Plan.

          (d)  Board.  The Board of Directors of the Company.

          (e)  Cash Award.  A Benefit payable in the form of cash.

          (f)  Change of Control.   (i) The acquisition at any time by
     a "person" or "group" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) (excluding, for this purpose, the Company or any Subsidiary or any employee benefit plan of the Company or any Subsidiary) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power in the election of directors of the then-outstanding securities of





       44                                             HARD COPY PG. 41

     the Company or any successor of the Company; (ii) the termination of service as directors, for any reason other than death, disability or retirement from the Board in accordance with MDC Bd. Res. 706, as it may be amended or superseded, during any period of two consecutive years or less, of individuals who at the beginning of such period constituted a majority of the Board of Directors, unless the election of or nomination for election of each new director during such period was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period; (iii) approval by the shareholders of the Company of any merger or consolidation or statutory share exchange as a result of which the Common Stock shall be changed, converted or exchanged (other than a merger or share exchange with a wholly-owned Subsidiary of the Company) or liquidation of the Company or any sale or disposition of 50% or more of the assets or earning power of the Company; or (iv) approval by the shareholders of the Company of any merger or consolidation or statutory share exchange to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger or consolidation or statutory share exchange; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Company's Board of Directors deems otherwise. A "Change in Control" shall not include any reduction in ownership of an Affiliate so long as the entity continues to meet the definitions of those terms as contained in this Section.

          (g) Code. The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated pursuant to the Code.

          (h)  Company.  McDonnell Douglas Corporation.

          (i) Committee. The Company's Management Compensation and Succession Committee or its successor.

          (j) Common Stock. The Company's $1.00 par value common stock.

          (k) Effective Date. The date that the Plan is approved by the shareholders of the Company which must occur within one year after approval by the Board. Any grants of Benefits prior to the approval by the shareholders of the Company shall be void if such approval is not obtained.

          (l)  Employee.  Any person employed by the Employer.

          (m)  Employer.  The Company and all Affiliates.

          (n) Exchange Act. The Securities Exchange Act of 1934, as amended.



       45                                             HARD COPY PG. 42
          (o) Fair Market Value. The closing price of a Share on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date.

          (p) Fiscal Year. The taxable year of the Company which is the calendar year.

          (q) ISO. An Incentive Stock Option as defined in Section 422 of the Code.

          (r) NQSO. A Non-Qualified Stock Option, which is an Option that does not meet the statutory requirements of an ISO.

          (s) Option. An option to purchase Shares granted under the Plan.

          (t) Other Stock Based Award. An award under ARTICLE XVIII that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

          (u) Parent. Any corporation (other than the Company or a Subsidiary) in an unbroken chain of corporations ending with the Company, if, at the time of the grant of an Option or other Benefit, each of the corporations (other than the Company or a Subsidiary) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (v) Participant. An Employee who is granted a Benefit under the Plan. Benefits may be granted only to Employees.

          (w)  Performance Share.  A Share awarded to a Participant under
     ARTICLE XVI of the Plan.

          (x) Plan. The McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan and all amendments and supplements to it.

          (y)  Restricted Stock.  Shares issued under ARTICLE XV of the Plan.

          (z) Rule 16b-3. Rule 16b-3 promulgated by the SEC, as amended, or any successor rule in effect from time to time.

          (aa) SEC.  The Securities and Exchange Commission.

          (bb) Share.  A share of Common Stock.

          (cc) SAR. A Stock Appreciation Right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its payment.

          (dd) Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Benefit, each of the corporations, other than the last corporation in the unbroken chain,



       46                                             HARD COPY PG. 43

     owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.

     2.3 Conflicts in Plan. In the case of any conflict in the terms of the Plan, or between the Plan and an Agreement, relating to a Benefit, the provisions in the ARTICLE of the Plan which specifically grants such Benefit shall control those in a different ARTICLE or in such Agreement.

                             ARTICLE III

                             COMMON STOCK

     3.1 Number of Shares. The number of Shares which may be issued or sold or for which Options, SARs or Performance Shares may be granted under the Plan shall be 1,900,000, no more than 950,000 of which may be awarded to Participants who are subject to Section 16 of the Exchange Act. During the term of this Plan, no more than 250,000 of such Shares may be granted to any one individual. Such Shares may be authorized but unissued Shares, reacquired Shares, Shares acquired on the open market specifically for distribution under this Plan, or any combination thereof.

     3.2 Reusage. If an Option or SAR expires or is terminated, surrendered or canceled without having been fully exercised, if Restricted Shares or Performance Shares are forfeited, or if any other grant results in any Shares not being issued, the unused Shares covered by any such Benefit shall again be available for grant under the Plan to any Participant who is not subject to Section 16 of the Exchange Act.

     3.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or any other similar transaction, the number of shares available for grant under the Plan or subject to or granted pursuant to a Benefit and the price thereof, as applicable, shall be appropriately adjusted by the Committee.

                            ARTICLE IV

                           ELIGIBILITY

     4.1 Determined By Committee. The Participants and the Benefits they receive under the Plan shall be determined by the Committee in its sole discretion. In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Employer. Members of the Committee and any other persons whose participation in the Plan would cause disqualification of this or any other benefit plan intended to be qualified under Rule 16b-3 are ineligible to participate in the Plan.





       47                                              HARD COPY PG. 44
                            ARTICLE V

                          ADMINISTRATION

     5.1 Committee. The Plan shall be administered by the Company's Management Compensation and Succession Committee or its successor. The Committee shall consist of three or more members of the Board who are "disinterested persons" as defined in Rule 16b-3 and are "outside directors" as defined in Code Section 162(m) and the regulations thereunder.

     5.2 Authority. Subject to the terms of the Plan, the Committee shall have sole discretionary authority to:

          (a) determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the date of issuance and duration of all such grants;

          (b) determine the terms, conditions and provisions of, and restrictions relating to, each Benefit granted;

          (c)  interpret and construe the Plan and all Agreements;

          (d) prescribe, amend and rescind rules and regulations relating to the Plan;

          (e)  determine the content and form of all Agreements;

          (f)  determine all questions relating to Benefits under the Plan;

          (g)  maintain accounts, records and ledgers relating to Benefits;

          (h)  maintain records concerning its decisions and proceedings;

          (i) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and

          (j) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan.

     5.3 Performance Based Benefits. The Committee's discretion to grant Benefits includes the right to issue up to 25,000 Shares per Fiscal Year which are not performance based. Since one of the primary purposes of the Plan is to provide performance based incentives, not less than 40% of the Shares in excess of this amount which may be issued or sold or for which Options, SARs or Performance Shares may be granted under the Plan in any Fiscal Year shall be payable solely on account of the attainment of performance goals established at the sole discretion of the Committee at the time such Benefit is granted. Such performance goals will be based upon one or more of the following performance based criteria, either on a Company-specific basis or in comparison with peer group performance:
return on net assets, return on assets, return on equity, return on capital, return on revenues, cash flow, book value, Share price performance (including Options and SARs tied solely to appreciation in the fair market value of




       48                                             HARD COPY PG. 45

the Shares), earnings per Share, price earnings ratio, or total quality management score calculated generally in accordance with criteria and scoring procedures specified by the Malcolm Baldridge Foundation.

     5.4 Delegation. Except as required by Rule 16b-3 with respect to grants of Options, SARs, Performance Shares, Other Stock Based Awards, or other Benefits to individuals who are subject to Section 16 of the Exchange Act or as otherwise required for compliance with Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee of Employees.

     5.5 Decisions of Committee and its Delegates. All decisions made by the Committee, or (unless the Committee has specified an appeal process to the contrary) any other person or persons to whom the Committee has delegated authority, pursuant to the provisions hereof shall be final and binding on all persons.

                            ARTICLE VI
                          AMENDMENT OF PLAN

     6.1 Power of Committee. The Committee shall have the sole right and power to amend the Plan at any time and from time to time; provided, however, that the Committee may not amend the Plan, without approval of the shareholders of the Company, in a manner which would:

          (a) cause Options which are intended to qualify as ISOs to fail to qualify;

          (b)  cause the Plan to fail to meet the requirements of Rule
16b-3; or

          (c)  violate applicable law.

                          ARTICLE VII
                   TERM AND TERMINATION OF PLAN

     7.1 Term. The Plan shall commence as of the Effective Date. No Benefit shall be granted pursuant to the Plan on or after the tenth anniversary date of the Effective Date, but Benefits granted prior to such tenth anniversary may extend beyond that date to the date(s) specified in the Agreement(s) covering such Benefits.

     7.2 Termination. Subject to ARTICLE VIII, the Plan may be terminated at any time by the Committee.

                          ARTICLE VIII
               MODIFICATION OR TERMINATION OF BENEFITS

     8.1 General. Subject to the provisions of Section 8.2, the amendment or termination of the Plan shall not adversely affect a Participant's rights to or under any Benefit granted prior to such amendment or termination.




       49                                             HARD COPY PG. 46

     8.2 Committee's Right. Except as may be provided in an Agreement, any Benefit granted may be converted, modified, forfeited or canceled, prospectively or retroactively, in whole or in part, by the Committee in its sole discretion, but, subject to Section 8.3, no such action may impair the rights of any Participant without his or her consent. Except as may be provided in an Agreement, the Committee may, in its sole discretion, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any Benefit.

     8.3 Termination of Benefits under Certain Conditions. The Committee in its sole discretion may cancel any unexpired, unpaid, or deferred Benefits at any time if the Participant is not in compliance with all applicable provisions of this Plan or with any Agreement or if the Participant, whether or not he or she is currently employed by an Employer, acts in a manner contrary to the best interests of the Company or any Affiliate.

     8.4 Awards to Foreign Nationals and Employees Outside the United States. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purpose of this Plan, the Committee may, without amending this Plan, (i) establish special rules applicable to Benefits granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and
(ii) grant Benefits to such Participants in accordance with those rules.

                            ARTICLE IX

                        CHANGE OF CONTROL

     9.1 Right of Committee. The occurrence of a Change of Control shall not limit the Committee's authority to take any action, in its sole discretion, permitted by Section 8.2. The Committee, in its sole discretion, may specify in any Agreement the effect a Change of Control will have on such Agreement.

                          ARTICLE X

                AGREEMENTS AND CERTAIN BENEFITS

     10.1 Grant Evidenced by Agreement. The grant of any Benefit under the Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions of the Benefit.
The granting of any Benefit shall be subject to, and conditioned upon, the recipient's execution of any Agreement required by the Committee. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan.

     10.2 Provisions of Agreement. Each Agreement shall contain such provisions as the Committee shall determine in its sole discretion to be necessary, desirable and appropriate for the Benefit granted which may







       50                                             HARD COPY PG. 47

include, but not necessarily be limited to, the following: description of the type of Benefit; the Benefit's duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant's death, disability, change of duties or termination of employment; the Benefit's conditions; subject to the provisions of
Section 11.2, when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced; and the restrictions on any Shares purchased or granted under the Plan.

     10.3 Certain Benefits. Any Benefit granted to an individual who is subject to Section 16 of the Exchange Act shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by the Participant, his or her guardian or legal representative. The designation of a beneficiary by such individual shall not constitute a transfer.

                          ARTICLE XI

               TANDEM AWARDS AND REISSUANCE OF OPTIONS

     11.1 Tandem Awards. Benefits may be granted by the Committee in its sole discretion individually or in tandem, provided, however, that no Benefit except SARs may be granted in tandem with an ISO.

     11.2 Cancellation and Reissuance of Options. The Committee will not permit the repricing of Options by any method, including by cancellation and reissuance.

                          ARTICLE XII

           PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING

     12.1 Payment. Upon the exercise of an Option or in the case of any other Benefit that requires a payment by a Participant to the Company, the amount due the Company is to be paid:

          (a)  in cash;

          (b) by the surrender of all or part of a Benefit (including the Benefit being exercised);

          (c) by the tender to the Company of Shares owned by the Participant and registered in his or her name having a Fair Market Value equal to the amount due to the Company;

          (d) in other property, rights and credits, deemed acceptable by the Committee including the Participant's promissory note; or

          (e) by any combination of the payment methods specified in (a) through (d) above.






       51                                             HARD COPY PG. 48

Notwithstanding the foregoing, any method of payment other than in cash may be used only with the consent of the Committee or if and to the extent so provided in an Agreement. The proceeds of the sale of Shares purchased pursuant to an Option and any payment to the Company for other Benefits shall be added to the general funds of the Company or to the reacquired Shares held by the Company, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

     12.2 Dividend Equivalents. Grants of Benefits in Shares or Share equivalents may include dividend or dividend equivalent payments or dividend credit rights.

     12.3 Optional Deferral. The right to receive any Benefit under the Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares.

     12.4 Code Section 162(m). The Committee, in its sole discretion, may require that one or more Agreements contain provisions which provide that, in the event Section 162(m) of the Code, or any successor provision relating to excessive employee remuneration, would operate to disallow a deduction by the Company for all or part of any Benefit under the Plan, a Participant's receipt of the portion of such Benefit that would not be deductible by the Company shall be deferred until the next succeeding year or years in which the Participant's remuneration does not exceed the limit set forth in such provision of the Code.

     12.5 Withholding. The Company may, at the time any distribution is made under the Plan, whether in cash or in Shares, or at the time any Option is exercised, withhold from such distribution or Shares issuable upon the exercise of an Option, any amount necessary to satisfy federal, state and local withholding requirements with respect to such distribution or exercise of such Option. Such withholding may be satisfied, at the Company's option, either by cash or the Company's withholding of Shares. Agreements may contain withholding provisions applicable only to Participants who are subject to Section 16 of the Exchange Act.

                         ARTICLE XIII

                           OPTIONS

     13.1 Types of Options. It is intended that both ISOs and NQSOs may be granted by the Committee under the Plan.

     13.2 Option Price. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares at the time the Option is granted.

     13.3 Other Requirements for ISOs. The terms of each Option which is intended to qualify as an ISO shall meet all requirements of Section 422 of the Code or any successor statute in effect from time to time.





       52                                             HARD COPY PG. 49

     13.4 NQSOs. The terms of each NQSO shall provide that such Option will not be treated as an ISO. The purchase price for Shares under any NQSO shall be no less than the Fair Market Value of the Shares at the time the Option is granted.

     13.5 Determination by Committee.  Except as otherwise provided in
Section 13.2 through Section 13.4, the terms of all Options shall be determined by the Committee.

                            ARTICLE XIV

                               SARS

     14.1 Grant and Payment. The Committee may grant SARs. Upon electing to receive payment of an SAR, a Participant shall receive payment in cash, in Shares, or in any combination of cash and Shares, as the Committee shall determine.

     14.2 Grant of Tandem Award. If SARs are granted in tandem with an Option, the exercise of the Option shall cause a proportional reduction in SARs standing to a Participant's credit which were granted in tandem with the Option; and the payment of SARs shall cause a proportional reduction of the Shares under such Option. If SARs are granted in tandem with an ISO, the SARs shall have such terms and conditions as shall be required for the ISO to qualify as an ISO.

     14.3 Payment of Award. SARs shall be paid by the Company to a Participant, to the extent payment is elected by the Participant (and is otherwise due and payable), as soon as practicable after the date on which such election is made.

                           ARTICLE XV

                       RESTRICTED STOCK

     15.1 Description. The Committee may grant Benefits in Shares as Restricted Stock with such terms and conditions as may be determined in the sole discretion of the Committee. Shares of Restricted Stock shall be issued and delivered at the time of the grant or as otherwise determined by the Committee, but shall be subject to forfeiture until provided otherwise in the applicable Agreement or the Plan. Each certificate representing Shares of Restricted Stock shall bear a legend referring to the Plan and the risk of forfeiture of the Shares and stating that such Shares are nontransferable until all restrictions have been satisfied and the legend has been removed. At the discretion of the Committee, the grantee may or may not be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant. The Committee may (but is not obligated to) require that any dividends on such shares shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Benefit.







       53                                             HARD COPY PG. 50

     15.2 Cost of Restricted Stock. Grants of Shares of Restricted Stock shall be made at such cost as the Committee shall determine and may be issued for no monetary consideration, subject to applicable state law.

     15.3 Nontransferability. Shares of Restricted Stock shall not be transferable until after the removal of the legend with respect to such Shares.

                           ARTICLE XVI

                        PERFORMANCE SHARES

     16.1 Description. Performance Shares represent the right of a Participant to receive Shares or cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms and conditions of a grant. The terms and conditions shall be determined by the Committee, in its sole discretion, but generally are expected to be based substantially upon the attainment of targeted financial performance objectives.

     16.2 Grant. The Committee may grant an award of Performance Shares at such times, in such amounts and under such terms and conditions as it deems appropriate.

                         ARTICLE XVII

                         CASH AWARDS

     17.1 Grant. The Committee may grant Cash Awards at such times and in such amounts as it deems appropriate.

     17.2 Limitation. The amount of any Cash Award in any Fiscal Year to any Participant shall not exceed the greater of $500,000 or 50% of his cash compensation (excluding any Cash Award under this ARTICLE XVII) paid in such Fiscal Year.

     17.3 Restrictions. As determined by the Committee in its sole discretion, Cash Awards may be subject or not subject to conditions, restricted or nonrestricted, vested or subject to forfeiture, and may be payable currently or in the future or both.

                          ARTICLE XVIII

            OTHER STOCK BASED AWARDS AND OTHER BENEFITS

     18.1 Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the market performance of the Common Stock, and the grant of securities convertible into Shares.

     18.2 Other Benefits. The Committee shall have the right to provide other types of Benefits under the Plan in addition to those specifically listed, if the Committee believes that such Benefits would further the purposes for which the Plan has been established.



       54                                             HARD COPY PG. 51

                          ARTICLE XIX

                     MISCELLANEOUS PROVISIONS

     19.1 Termination of Employment. If the employment of a Participant by the Employer terminates for any reason, all unexercised, deferred, and unpaid Benefits may be exercisable or paid only in accordance with rules established by the Committee. These rules may provide, as the Committee in its sole discretion may deem appropriate, for the expiration, forfeiture, continuation, or acceleration of the vesting, except as may be provided in an Agreement, of all or part of the Benefits.

     19.2 Unfunded Status of the Plan. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, nothing contained herein shall give any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

     19.3 Designation of Beneficiary. A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the Participant, an Option, or to receive, in such event, any Benefits. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option or to receive any Benefit, the Committee may determine to recognize only an exercise by the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

     19.4 Nontransferability. Unless otherwise determined by the Committee or specified in an Agreement, (i) no Benefit granted under this Plan may be transferred or assigned by the Participant to whom it is granted other than by beneficiary designation, will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order, and (ii) a Benefit granted under this Plan may be exercised, during the Participant's lifetime, only by the Participant or by the Participant's guardian or legal representative; except that, no ISO may be transferred or assigned pursuant to a qualified domestic relations order or exercised, during the Participant's lifetime, by the Participant's guardian or legal representative.









       55                                             HARD COPY PG. 52


     19.5 Rule 16b-3. With respect to Participants subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

     19.6 Underscored References. The underscored references contained in the Plan and in any Agreement are included only for convenience, and they shall not be construed as a part of the Plan or Agreement or in any respect affecting or modifying its provisions.

     19.7 Number and Gender. The masculine, feminine and neuter, wherever used in the Plan or in any Agreement, shall refer to either the masculine, feminine or neuter; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

     19.8 Governing Law. The place of administration of the Plan and each Agreement shall be in the State of Missouri. The corporate law of the Company's state of incorporation shall govern issues related to the validity and issuance of Shares. Otherwise, this Plan and each Agreement shall be construed and administered in accordance with the laws of the State of Missouri, without giving effect to principles relating to conflict of laws.

     19.9 Purchase for Investment. The Committee may require each person purchasing or receiving Shares pursuant to a Benefit to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

     19.10 No Employment Contract. Neither the adoption of the Plan nor any Benefit granted hereunder shall confer upon any Employee any right to continued employment nor shall the Plan or any Benefit interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

     19.11 No Effect on Other Benefits. The receipt of Benefits under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.










       56                                             HARD COPY PG. 53

                            Exhibit B

               PROPOSED AMENDMENT TO FIRST SENTENCE
               OF ARTICLE SEVENTH OF MDC'S CHARTER


     The first sentence of Article SEVENTH of MDC's Charter is hereby amended to read in its entirety as follows:

     SEVENTH: The total number of shares of stock of all classes which the Corporation has authority to issue is 210,000,000 shares of which 200,000,000 shares shall be Common Stock having a par value of $1.00 per share and 10,000,000 shares shall be Preferred Stock having a par value of $1.00 per share, so that the aggregate par value of all authorized shares of all classes of stock is $210,000,000.











































       57                                               PROXY CARD


PROXY



                        MCDONNELL DOUGLAS CORPORATION
          Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting on April 22, 1994


     The undersigned hereby appoints John F. McDonnell and F. Mark Kuhlmann, or their designees, each with power of substitution, as lawful proxies to represent and vote as specified on this card all the shares of common stock held of record by the undersigned on March 4, 1994, at the annual meeting of shareholders to be held on Friday, April 22, 1994, and at any adjournment thereof. Said proxies are authorized to vote in their discretion as to any other business which may properly come before the meeting.

Election of Directors.

  Nominees to be elected for
  term ending in 1997:                        Beverly B. Byron
                                              William H. Danforth, M.D.
                                              Kenneth M. Duberstein
                                              John F. McDonnell
                                              Ronald L. Thompson


You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. However if a vote is not specified, said proxies will vote FOR proposals 1 through 5 and AGAINST proposals 6 and
7. The proxy committee cannot vote your shares unless you sign and return this card.


                                            SEE REVERSE
                                               SIDE




















       58                               PROXY CARD..(REVERSE SIDE)

        Please mark your votes                               5139
X       as in this example

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1 through 5 and AGAINST proposals 6 and 7.

The Board of Directors recommends a vote FOR proposals 1 through 5.

                                  For       Withheld
1.  Election of
    Directors
    (see reverse)                ------     --------

For, except vote withheld from the following nominee(s):

- -------------------------------------------------

                                  For       Against      Abstain
2. Proposal to approve the
   1994 Performance and
   Equity Incentive Plan.        -----     --------      --------

3. Proposal to increase
   authorized common stock.      -----     --------      --------

4. Proposal to reapprove the
   continuation of the MDC
   Salaried Employees'
   Savings Plans.                 -----     --------      --------

5. Ratification of independent
   accountants.                   -----     --------      --------

The Board of Directors recommends a vote AGAINST proposals 6 through 7.

                                      For      Against      Abstain

6.  Proposal regarding conversion
    of assets to commercial use.      -----     ------      -------

7.  Proposal regarding composition
    of Nominating Committee.          ------     -------     -------

             Address change/comments noted                    ------

             Mark this box to obtain an admittance ticket     ------


SIGNATURE(S) ---------------------------------   DATE --------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
       The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.



       59                                    VOTER INSTRUCTION CARD

                       CONFIDENTIAL VOTING INSTRUCTIONS
                        MCDONNELL DOUGLAS CORPORATION
               ANNUAL MEETING OF SHAREHOLDERS - APRIL 22, 1994
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TO:  THE CHASE MANHATTAN BANK, N.A., TRUSTEE UNDER THE EMPLOYEE
SAVINGS, INVESTMENT AND THRIFT PLANS OF MCDONNELL DOUGLAS CORPORATION AND THE EMPLOYEE PAYROLL STOCK OWNERSHIP PLAN OF MCDONNELL DOUGLAS CORPORATION

I HEREBY DIRECT THE TRUSTEE TO VOTE, IN PERSON OR BY PROXY, AT THE ANNUAL MEETING OF SHAREHOLDERS OF MCDONNELL DOUGLAS CORPORATION (MDC) TO BE HELD ON APRIL 22, 1994, AND ANY ADJOURNMENTS THEREOF, ALL FULL AND FRACTIONAL SHARES OF COMMON STOCK OF MDC CREDITED TO MY ACCOUNTS AT THE CLOSE OF BUSINESS ON MARCH 4, 1994, UNDER THE EMPLOYEE SAVINGS, INVESTMENT AND THRIFT PLANS OF MDC, AND THE EMPLOYEE PAYROLL STOCK OWNERSHIP PLAN OF MCDONNELL DOUGLAS CORPORATION IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE HEREOF.

SHARES IN EACH PLAN ARE VOTED BY THE TRUSTEE, AND PARTICIPANTS MAY NOT VOTE SUCH SHARES AT THE ANNUAL MEETING. HOWEVER, IF THESE INSTRUCTIONS ARE SIGNED AND RETURNED, THE SHARES CREDITED TO YOUR ACCOUNTS WILL BE VOTED BY THE TRUSTEE IN ACCORDANCE WITH THE SPECIFICATIONS GIVEN. THIS IS THE ONLY METHOD BY WHICH YOU MAY DIRECT THE VOTING OF SHARES CREDITED TO YOUR ACCOUNTS. IF THESE INSTRUCTIONS ARE SIGNED AND RETURNED WITHOUT DIRECTIONS, OR ARE RETURNED SO THAT THEY ARE RECEIVED LATER THAN APRIL 19, 1994, OR ARE RETURNED WITHOUT SIGNATURE, OR ARE NOT RETURNED, THE SHARES IN EACH PLAN WILL BE VOTED IN THE SAME PROPORTION FOR, AGAINST OR IN ABSTENTION AS SHARES IN EACH RESPECTIVE PLAN ARE VOTED FOR WHICH INSTRUCTIONS ARE RECEIVED; HOWEVER, SUCH SHARES IN THE EMPLOYEE PAYROLL STOCK OWNERSHIP PLAN OF MCDONNELL DOUGLAS CORPORATION WILL NOT BE VOTED.

(Continued on the other side)

























       60                    VOTER INSTRUCTION CARD (REVERSE SIDE)

The Board of Directors recommends a vote FOR proposals 1 through 5.

1. Election of Directors              (TO WITHHOLD AUTHORITY TO
   DIRECTORS FOR TERMS ENDING IN      VOTE FOR ANY INDIVIDUAL
   1997, BEVERLY B. BYRON, WILLIAM    NOMINEE, WRITE THAT NOMINEE'S
   H. DANFORTH, M.D., KENNETH M.      NAME ON THE LINE PROVIDED BELOW.
   DUBERSTEIN, JOHN F. MCDONNELL      TO WITHHOLD AUTHORITY TO VOTE
   AND RONALD L. THOMPSON             FOR THE NOMINEES AS A GROUP,
                                      MARK THE "WITHHELD" BOX TO
      FOR         WITHHELD            THE LEFT HEREOF)

     ------      ---------            -------------------------------


                                  For       Against      Abstain
2. Proposal to approve the
   1994 Performance and
   Equity Incentive Plan.       -----     --------      --------

3. Proposal to increase
   authorized common stock.     -----     --------      --------

4. Proposal to reapprove the
   continuation of the MDC
   Salaried Employees'
   Savings Plans.                -----     --------      --------

5. Ratification of independent
   accountants.                  -----     --------      --------

The Board of Directors recommends a vote AGAINST proposals 6 through 7.

                                      For      Against      Abstain

6.  Proposal regarding conversion
    of assets to commercial use.     -----     ------      -------

7.  Proposal regarding composition
    of nominating committee.         ------     -------     -------




                               Dated ---------------------, 1994

                                --------------------------------
                                   Signature of Participant


"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTE"